EXHIBIT 10.50

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of May 4, 2011 (the “Effective Date”), by and between the entities listed on Annex A attached hereto (the “Seller/Property Information Schedule”), each having an address at c/o HSA Commercial, Inc., 233 South Wacker Drive, Suite 350, Chicago, Illinois 60606 (each a “Seller” and collectively, “Sellers”), and IIT ACQUISITIONS LLC, a Delaware limited liability company, having an address at 518 17th Street, 17th Floor, Denver, Colorado 80202 (“Buyer”).

RECITALS

WHEREAS, each Seller desires to sell, and Buyer desires to purchase, the applicable Property (defined below), located at the address(es) set forth in the Seller/Property Information Schedule, and more particularly described on Schedules A-1 through A-7 attached hereto and made a part hereof, upon the terms and covenants and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

AGREEMENT

ARTICLE I

Definitions

Unless otherwise defined herein, any term capitalized in this Agreement shall have the meanings set forth on Schedule B to this Agreement.

ARTICLE II

Purchase and Sale of the Properties

2.1 Purchase. Each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, such Seller’s Property all in accordance with the terms and conditions set forth in this Agreement.

2.2 Purchase Price. The total purchase price (the “Purchase Price”) for the Properties shall be equal to $101,930,000, subject to adjustment as hereinafter provided. The Purchase Price shall be allocated among the Properties as set forth in the Seller/Property Information Schedule. The Purchase Price shall be payable as follows:

(a) Initial Payment. On or before the 2nd Business Day after the Effective Date, Buyer shall deliver to HSA Commercial, Inc., an Illinois corporation (“HSA”), as agent for the Sellers, the sum of $100,000.00 (the “Initial Payment”), which amount shall be nonrefundable (other than in the event of a breach of this Agreement by any Seller) but shall be applied to the Purchase Price at Closing.

(b) Deposit. On or before the 2nd Business Day after the Effective Date, Buyer shall deliver to Escrow Agent by wire transfer or by check payable to the order of Escrow Agent the amount of $1,900,000.00. Escrow Agent shall deposit and hold such amount pursuant to the provisions of Article XIV (which earnest money deposit, together with all interest and dividends earned thereon, is herein referred to as the “Deposit”). The Deposit shall be allocated among the Sellers and as set forth on the Seller/Property Information Schedule (each portion of the Deposit allocated to a Seller is referred to herein as a “Property Deposit”). The Deposit (other than the Independent Contract consideration) shall be retained by Sellers or returned to Buyer in accordance with the terms and conditions of this Agreement. Sellers and Buyer agree that a portion of each Property Deposit equal to the Independent Contract Consideration has been bargained for as consideration for each Seller’s execution and delivery of this Agreement and for Buyer’s right of review, inspection and termination, and is independent of any other consideration or payment provided for in this Agreement and, notwithstanding anything to the contrary contained herein, is non-refundable in all events.

(c) Loan Obligations. At the Closing for the applicable Properties, Buyer shall, subject to any restrictions on assumption imposed by Law or set forth in the Loan Documents, assume the Loan Obligations applicable to such Property pursuant to Section 9.2. Buyer shall receive a credit against the applicable Allocated Purchase Price in the amount of the unpaid balance of the Loan Obligation as of the Closing Date for such Property (however, the unpaid balance of the Loan Obligation shall exclude the interest to be prorated pursuant to Section 12.1(b)(v)).

(d) Balance. The balance of each Allocated Purchase Price (after crediting the Applicable Share of the Initial Payment, the applicable Property Deposit and the balance of the applicable Loan Obligation, if any), subject to prorations and adjustments in accordance with Article XII and elsewhere in this Agreement, shall be paid on the applicable Closing Date.

ARTICLE III

Sellers’ Deliveries

On or before the 2nd Business Day after the Effective Date, each Seller shall at such Seller’s sole cost and expense, deliver, or cause to be delivered (which may include “delivery” pursuant to an on-line data site), to Buyer the following information (collectively, the “Sellers’ Deliveries”), provided that Buyer may satisfy the foregoing obligation by making the Sellers’ Deliveries available to Buyer at Seller’s office:

(a) a list of all Contracts related to the operation and maintenance of the applicable Property (each, a “Contract List” and collectively, the “Contract Lists”);

(b) copies of all Tenant Leases, Contracts, and Plans and Records applicable to such Seller’s Property;

(c) the Loan Documents and all other documents related to the Loan Obligation applicable to such Seller’s Property; and

(d) copies of all other documents identified in Schedule E which are within Seller’s Possession or Reasonable Control as to such Seller’s Property.

ARTICLE IV

Investigation of the Property

4.1 Inspection of Properties. At all reasonable times during the period commencing on the Effective Date and ending on the Closing Date or earlier termination of this Agreement, Buyer, and its employees, agents, consultants and representatives shall be entitled, at Buyer’s sole cost and expense and upon not less than 24 hours’ prior notice to Sellers’ Representative (which notice may be given telephonically or solely by email), to investigate and evaluate each Property, all Sellers’ Deliveries, and any other aspects or characteristics of each Property. Such right of investigation shall include the right to (a) enter each Property, and have made, at Buyer’s expense, any studies, tests or inspections of each Property as Buyer may deem necessary or appropriate, and (b) review Tenant Leases and all other files pertaining to each Property. Each Seller agrees to cooperate reasonably with any such investigations, tests, samplings, analyses, inspections, studies or meetings made by or at Buyer’s direction; provided, however, each Seller may, if such Seller so desires, have a representative present in connection with any Tenant interviews; and in such event, such Seller agrees to reasonably cooperate to make such representative available. Buyer shall not conduct a phase 2 environmental audit without the applicable Seller’s prior written approval, which shall be in such Seller’s sole discretion.

4.2 Conduct of Buyer’s Investigation. Buyer shall (i) use commercially reasonable efforts to conduct its investigations at each Real Property in a manner that minimizes disruption to Tenants and each Seller’s operation of its Real Property, and (ii) indemnify, hold harmless and defend each Seller from any Losses to the extent caused by Buyer’s physical investigations under Section 4.1, but expressly excluding Losses arising out of latent defects, the displacement or disturbance of Hazardous Materials not placed on the applicable Real Property by Buyer or its consultants, the discovery of pre-existing conditions, the negligence or misconduct of any Seller, or any diminution in value in any Real Property arising from, or related to, matters discovered by Buyer during its investigation of such Real Property. The foregoing indemnification obligation of Buyer shall survive the termination of this Agreement.

In addition, if this Agreement is terminated, Buyer shall repair any damage to each Real Property to the extent caused by its entry thereon and shall restore the same to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage to the extent caused by any Seller’s negligence or misconduct, to remediate, contain, abate or control any Hazardous Materials not placed on the applicable Real Property by Buyer or its consultants, or to repair or restore any latent condition discovered by Buyer or its consultants (as long as Buyer or its consultants take reasonable steps not to exacerbate such condition once discovered by Buyer). During its performance of any investigations at each Real Property, Buyer shall maintain (a) commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage naming the applicable Seller as an additional insured, and (b) worker’s compensation insurance for all of their respective employees. The requirement to carry the insurance specified in the preceding sentence may be satisfied through Buyer’s or its affiliates’ blanket or umbrella insurance policies.

4.3 Buyer’s Termination Right. Buyer shall have the right at any time during the period commencing on the Effective Date and ending on the 30th day after the Effective Date (the “Inspection Period”) to terminate this Agreement, for any reason or no reason, in its sole and absolute discretion; provided, however, that Buyer only shall have the right to terminate this Agreement (i) as to the Bridgepoint Property only, (ii) as to all of the Properties other than Bridgepoint or (iii) all of the Properties. If Buyer fails to deliver a written notice to Sellers waiving its termination right hereunder on or before the expiration of the Inspection Period, then (a) Escrow Agent shall return the Deposit to Buyer, less the Independent Contract Consideration (which Escrow Agent shall deliver to each Seller), (b) Buyer shall pay all of the cancellation charges, if any, of Escrow Agent and Title Company, and (c) this Agreement shall terminate automatically and be of no further force or effect and none of the parties hereto shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). If Buyer delivers written notice waiving its termination right under this Section 4.3, then the Deposit shall be non-refundable, except for the default of any Seller, failure of any Buyer condition to Closing (other than the conditions set forth in this Article IV), or any other provision of this Agreement providing for return of the Deposit, or any portion thereof, to Buyer.

ARTICLE V

Title

5.1 Buyer’s Title Objections and Resolutions of Buyer’s Title Objections. (a) Buyer shall order from Title Company, at the applicable Seller’s sole cost and expense, a current ALTA title insurance commitment for each Property, including copies of all recorded exceptions to title referred to therein (each, a “Title Commitment” and collectively, the “Title Commitments”), showing marketable, fee simple title to each Real Property to be vested in Seller and committing to insure such title to each Real Property in Buyer (or its assignee) in the amount of the Purchase Price. Buyer may also order, at the applicable Seller’s sole cost and expense up to a maximum amount of $20,000.00 in the aggregate for all of the Properties, a survey of each Real Property (each, a “Survey” and collectively, the “Surveys”), prepared by a surveyor selected by Buyer, and certified to Buyer (and/or its assignee), any lender specified by Buyer and the Title Company. Buyer shall have until 5 days prior to the expiration of the Inspection Period (the “Buyer Objection Deadline”) to notify each Seller in writing of any objection (each, a “Buyer Objection Notice”) which Buyer may have to any matters reported or shown in such Seller’s Title Documents. If Buyer delivers a Buyer Objection Notice to any Seller, then, such Seller may deliver in such Seller’s sole and absolute discretion, a response (each, a “Seller Response”) no later than 3 days after the date of such Buyer Objection Notice (the “Response Deadline”). If such Seller fails to deliver a Seller Response on or before the Response Deadline, such Seller shall be deemed to have elected not to cure any of the matters set forth in such Buyer Objection Notice. If Buyer waives its right to terminate this Agreement pursuant to Section 4.3 and a Seller Response contains any commitment to cure any of the items set forth in a Buyer’s Objection Notice, such Seller’s obligation to cause such cures as set forth in such Seller Response shall be an additional Seller covenant as to such Seller and also a condition precedent to Buyer’s obligations to close as to such Seller’s Property.

(b) Notwithstanding anything herein to the contrary, if the Title Documents as to any Property are re-issued or updated after the Buyer Objection Deadline, Buyer shall have the right to object (each, a “New Buyer Objection”) to any additional matter (other than any encroachment or other issue disclosed in the Surveys) disclosed or contained (each, a “New Title Document Matter”) in any such update of such Title Documents (notwithstanding the passage of the Inspection Period). If the applicable Seller is unable or unwilling to cure any such New Title Document Matter to the sole satisfaction of Buyer (in Buyer’s sole and absolute discretion) within the lesser of 5 days following receipt by such Seller of a New Buyer Objection or the then-scheduled Closing Date for such Property, Buyer shall have the right either to (i) waive such New Title Document Matter and proceed to such Closing without any adjustment in the Allocated Purchase Price applicable to such Property, (ii) terminate this Agreement as to the Bridgepoint Property only if the New Buyer Objection relates to the Bridgepoint Property, or as to the Non-Bridgepoint Properties, if the New Buyer Objection does not relate to the Bridgepoint Property or (iii) if such New Title Document Matter has a Material Adverse/Economic Effect, either (A) terminate this Agreement as to such Seller and such Seller’s Property (provided this Agreement shall remain in effect with respect to all other Properties) or (B) proceed to Closing and receive a credit at Closing in an amount equal to the Remedial Cost with respect to such matter, not to exceed $100,000. If Buyer elects to terminate this Agreement in whole or in part as aforesaid, Buyer shall do so by delivering a Termination Notice to the applicable Seller(s) within three (3) Business Days after the date the applicable Seller notifies Buyer in writing that such Seller is unable or unwilling to cure any such New Title Document Matter to the sole satisfaction of Buyer, or by the applicable Closing Date, if earlier. In addition, if Buyer elects to terminate this Agreement as to either the Aurora Property or Park 355 Property, the applicable Seller shall have the right to terminate this Agreement as to all of the Non-Bridgepoint Properties by written notice delivered to Buyer within five (5) days after receipt of the Termination Notice or by the applicable Closing Date, if earlier; provided, however, if such Seller(s) exercises such termination right, Buyer shall have the right to rescind the Termination Notice by giving written notice to the applicable Seller within 2 Business Days after Buyer’s receipt of such notice from such Seller(s). Following such termination, Buyer shall receive a refund of the applicable Property Deposit (in addition to any other remedies that Buyer may have under this Agreement if the New Title Document Matter was caused by a breach of a covenant or representation of such Seller under this Agreement).

5.2 Permitted Exceptions. The exceptions to title disclosed in each Title Commitment, other than (a) those title exceptions to which Buyer has tendered an objection in a Buyer Objection Notice or New Buyer Objection which are not subsequently cured or waived, (b) any delinquent taxes or assessments, (c) any standard printed exceptions, other than any related to the presence of the Tenants on Seller’s Property or to the failure of Buyer to obtain a Survey, and (d) any exception arising from any Seller failing to comply with the requirements applicable to such Seller as are contained in the applicable Title Commitment, shall be the “Permitted Exceptions” hereunder. Notwithstanding anything to the contrary contained herein, each Seller shall discharge and remove any and all Liens affecting such Seller’s Property which secure an obligation to pay money (other than (i) the liens and security interests associated with the Loan Obligations being assumed by Buyer, (ii) installments of real and personal property taxes and (iii) liens for special improvements not delinquent as of the Closing for such Property), and such Liens shall not be Permitted Exceptions (whether or not Buyer expressly objects to such Liens).

5.3 Issuance of Title Policy. At the Closing for each Property, the applicable Seller shall cause the Title Company to issue to Buyer or irrevocably commit to issue to Buyer (with an effective date not earlier than the Closing Date), at such Seller’s expense (including the expense of providing extended coverage), a 2006 ALTA form of extended coverage owner’s policy of title insurance insuring good, marketable, insurable title to the applicable Real Property in Buyer or its assignee in the amount of the applicable Allocated Purchase Price subject only to the Permitted Exceptions and with all endorsements agreed to by Buyer in satisfaction of the items raised in the applicable Buyer Objection Notice (each, a “Title Policy”).

ARTICLE VI

Sellers’ Representations and Warranties

Each Seller represents, warrants and covenants to Buyer, solely as to itself and its Property, as follows as of the Effective Date and such Seller’s Closing (as to each Seller, “Seller’s Representations”):

6.1 Authority. Seller is an entity of the type described in the Seller/Property Information Schedule duly organized, validly existing and in good standing under the laws of the state of its organization and the state in which Seller’s Property is located. Seller never has existed or operated under any other name. Seller has made all filings necessary in the State of Illinois to own and operate its Property. Seller has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement. All requisite action has been taken by Seller in connection with entering into this Agreement, and will be taken by Seller prior to the Closing for Seller’s Property in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.

6.2 No Conflicts. Subject to the terms of the Loan Documents, as applicable, the execution, delivery and performance by Seller of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any Law to which Seller or any portion of its Property is bound.

6.3 Consents; Binding Obligations. Other than any consent that may be required in connection with assumption of the Loan Obligation as described in Sections 9.1(g) and 9.2, or the assignment of the Alarm Contracts and the Bridgepoint Development Agreement (and any other development agreements shown on a Title Commitment or disclosed in writing by the applicable Seller to Buyer within 10 days after the Effective Date) to Buyer, no approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transaction contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

6.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s Knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

6.5 Tenant Leases, Contracts and Operating Statements.

(a) The Rent Roll for Seller’s Property is true, correct and complete in all material respects. True, correct and complete copies of all Tenant Leases and all amendments, guaranties and other documents relating thereto will be delivered to Buyer in accordance with Article III.

(b) To Seller’s knowledge, except for any parties in possession pursuant to, and any rights of possession granted under, the Tenant Leases shown on Seller’s Rent Roll, there are no leases, subleases, occupancies or tenancies or parties in possession of any part of Seller’s Property. Except for the right of first refusal granted to CEI in regard to the Argonne Bridge Property, Seller has not granted to any party, and to Seller’ knowledge, no third party holds, any option, rights of first refusal, license or other similar agreement with respect to a purchase or sale of Seller’s Property or any portion thereof or any interest therein. Except with respect to the Loan Obligations, if applicable, neither Seller’s interest in the Tenant Leases nor any of the rentals due or to become due under the Tenant Leases has been or will be assigned, encumbered or subject to any Liens at the Closing Date.

(c) Seller has neither given nor received any written notice of default with respect to any of the Tenant Leases which remains uncured.

(d) Except as expressly stated in Schedule C, all leasing commissions due to brokers under any of the Tenant Leases, and all tenant improvement obligations, concessions and other tenant inducements that are due and payable prior to the Effective Date, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future, except as set forth in the Tenant Leases. Without limiting the foregoing, Schedule C discloses all leasing commissions, and all tenant improvement obligations, concessions and other tenant inducements, which have not been paid and are now due and payable or will become payable in the future with respect to any of the Tenant Leases with respect to the primary terms thereof. Seller has not received from any Tenant any notice to cancel, renew or extend any Tenant Lease. Seller has collected and remitted security deposits in accordance with the applicable Tenant Lease and Law.

(e) The Contracts List required by Article III is a true, correct and complete list of all Contracts shown thereon. Except for the Alarm Contracts, no management, service, supply, repair and maintenance agreements, equipment leases or any other contracts and agreements (excluding the Tenant Leases) with respect to or affecting Seller’s Property as of the Effective Date will affect any Seller or its Property following the Closing for the applicable Seller’s Property. Seller shall provide to Buyer in accordance with Article III true, correct and complete copies of each Alarm Contract.

(f) Seller has neither given nor received any written notice of default with respect to any of Seller’s Contracts which remains uncured.

6.6 No Actions/Compliance With Laws. There are no actions, suits, proceedings or claims pending, or to Seller’s Knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to Seller’s Property, or the ability of Seller to consummate the transaction contemplated by this Agreement. Seller has not received written notice of any violations of any Laws affecting or applicable to any or all of Seller’s Property.

6.7 Hazardous Materials. Seller has not received written notice from any governmental entity alleging that Seller is not in full compliance with Environmental Laws. Except as set forth in any environmental report delivered by Seller to Buyer in connection herewith, Seller has not, and to Seller’s Knowledge, no Tenant has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Materials on Seller’s Property except for use and storage in compliance with all applicable Environmental Laws. Seller has not received written notice from any governmental entity that an Environmental Claim is pending and, to Seller’s Knowledge, no Environmental Claim is threatened with regard to Seller’s Property. Seller has provided to Buyer all written assessments, reports, results of investigations or audits, that is in Seller’s Possession or Reasonable Control relating to the environmental matters at or the environmental condition of Seller’s Property.

6.8 Taxes and Special Assessments; Appeals. Seller has not submitted an application for the creation of any special taxing district affecting Seller’s Property, or annexation thereby, or inclusion therein. Seller has not received notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against Seller’s Property, or any part thereof, including assessments attributable to revaluations of Seller’s Property. Seller has filed appeals (each, an “Appeal” and collectively, the “Appeals”) with respect to the ad valorem real estate Taxes applicable to its Property, as set forth on Schedule G hereto. There are no pending appeals of the ad valorem real estate Taxes applicable to Seller’s Property other than as listed on Schedule G.

6.9 No Contractual or Donative Commitments. Other than the letters of credit described in Section 12.2 and any commitments expressly contained in the Bridgepoint Development Agreement (and any other development agreements disclosed in writing by the applicable Seller to Buyer not less than 5 Business Days prior to the expiration of the Inspection Period), Seller has not made any contractual or donative commitments relating to Seller’s Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Buyer to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off Seller’s Property.

6.10 Non-Foreign Status/Patriot Act. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of Illinois state law. Buyer has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law. Seller is not a Prohibited Person. To Seller’s Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

6.11 Employees. There are no employees of Seller employed in connection with the use, management, maintenance or operation of Seller’s Property whose employment will continue after the Closing Date for Seller’s Property. There is no bargaining unit or union contract relating to any employees of Seller.

6.12 Loan Obligation. If Seller’s Property is being conveyed subject to a Loan Obligation, all installments of interest and principal and all other sums required to be paid under the terms of Seller’s Loan Documents have been paid and, as of the Effective Date, the aggregate outstanding principal amount of such Loan Obligation is (i) $6,150,000 as to the Argonne Bridge Property, (ii) $6,350,000 as to the Crossroads Property and (iii) $4,480,000 as to the Diehl Property. The outstanding balance of a Seller’s Loan Obligation for which a credit is given under Section 2.2(c) and Section 12.1(b)(v) is the entire unpaid principal balance of such Loan Obligation and includes all obligations unpaid under such Loan Obligation. The amounts required to be reserved under the applicable Seller’s Loan Documents have been fully funded and, as of the Effective Date, are: (i) $188,131.72 as to the Argonne Bridge Property, (ii) $100,000 in the form of the letter of credit described in Section 12.2(b) as to the Crossroads Property and (iii) $188,363.60 as to the Diehl Property consisting of a tax escrow of $64,672.34, insurance escrow of $2,400.39, economic occupancy holdback of $101,619.83, and a replacement reserve of $19,671.04. To Seller’s Knowledge, Seller’s Loan Documents are in full force and effect, and Seller is not in default thereunder nor does Seller have any Knowledge of any event or circumstance which, with or without the giving of notice, the passage of time or both, may constitute a default under Seller’s Loan Documents. The copies of Seller’s Loan Documents which are being furnished by Seller to Buyer in accordance with the terms of Article III (and which are each identified on Exhibit E-1 through E-3, as applicable) are true, correct and complete copies of the same and have not been amended, modified or supplemented other than as set forth on Exhibit E-1 through E-3, as applicable, and are all of the material Loan Documents for such Seller’s Property. The applicable Loan Obligation has not been previously assigned to, or assumed by, any other person or entity.

Except as expressly set forth in this Agreement or the Closing Documents, Buyer hereby acknowledges and agrees that it is purchasing each Property and each portion thereof in its present “as is/where is” condition with all defects, and no Seller nor any employee or agent of any Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters (collectively referred to herein as the “Property Conditions”): (i) the suitability or condition of each Property for any purpose or its fitness for any particular use, including Buyer’s intended use; (ii) the profitability and/or feasibility of owning, developing, operating and/or improving each Property; (iii) the physical condition of each Property, including the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect each Property or its current or future uses, habitability, value or desirability; (iv) the rental, income, costs or expenses thereof; (v) the net or gross acreage, usable or unusable, contained therein; (vi) the condition of title; (vii) the compliance by each Property with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect each Property or its current or future uses, habitability, value or desirability; (viii) water or any other utility availability or use restrictions; (ix) geologic/seismic conditions, soil and terrain stability, or drainage; (x) sewer, septic and well systems and components; (xi) other neighborhood conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, landfills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions; and (xii) any other past, present or future matter relating to each Property which may affect each Property or its current or future use, habitability, value or desirability.

Each Seller’s Representations are acknowledged by each Seller to be material and to be relied upon by Buyer in proceeding with this transaction, and shall be deemed to have been remade by each Seller as of the Closing Date for such Seller’s Property subject to the following provisions of this Section. No Seller will cause any action to be taken which would cause any of the foregoing representations or warranties to be untrue as of the Closing Date. Each Seller shall immediately notify Buyer, in writing, of any event or condition known to such Seller which occurs prior to the Closing Date which causes a change in the facts relating to, or the truth of, any of the above representations or warranties; provided, however, that upon such notification if such matter is not cured within five days after Seller learns of such matter (but, in no event later than the Closing Date), and such notification was given at least 3 Business Days before the end of the Inspection Period, Buyer shall have the termination rights described in Section 4.3. If such notification was given later than 3 Business Days before the end of the Inspection Period,

Buyer shall have the option (i) to terminate this Agreement only as to the Bridgepoint Property if such matter involves the Bridgepoint Property or only as to all of the Non-Bridgepoint Properties, if such matter does not involve the Bridgepoint Property or (ii) if such matter has a Material Adverse/Economic Effect, either (A) terminate this Agreement as to such Seller and such Seller’s Property (provided this Agreement shall remain in effect with respect to all other Properties) or (B) proceed to Closing and receive a credit at Closing in an amount equal to the Remedial Cost with respect to such matter, not to exceed $100,000. If Buyer elects to terminate this Agreement in whole or in part as aforesaid, Buyer shall do so by delivering a Termination Notice to the applicable Seller(s) within three (3) Business Days after Buyer’s receipt of a Seller’s Representation update notification or by the applicable Closing Date, if earlier. In addition, if Buyer elects to terminate this Agreement as to either the Aurora Property or Park 355 Property, the applicable Sellers shall have the right to terminate this Agreement as to all of the Non-Bridgepoint Properties by written notice delivered to Buyer within five (5) days after receipt of the Termination Notice or by the applicable Closing Date, if earlier; provided, however, if such Seller(s) exercise such termination right, Buyer shall have the right to rescind the Termination Notice by giving written notice to the applicable Seller within 2 Business Days after Buyer’s receipt of such notice from such Seller(s). In the case of a full or partial termination of this Agreement in accordance with the foregoing, Escrow Agent shall refund to Buyer the applicable Property Deposit, less the Independent Contract Consideration applicable to such Property (which Escrow Agent shall deliver to such Seller), the parties shall share equally the cancellation charges as to such Property, if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect as to such Seller and its Property (provided this Agreement will remain in full force and effect as to all other Properties) and neither party shall have any further rights or obligations hereunder as to one another (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). To the extent that any of the events or conditions described in such notification are caused as a result of a breach by such Seller of this Agreement, Buyer shall be entitled to terminate this Agreement to the extent set forth above and exercise its rights under Section 13.1(i) as to the applicable Seller, it being expressly understood that such Seller’s obligation to provide such notification shall in no way relieve such Seller of any liability for a breach by such Seller of any of its representations, warranties, covenants or agreement under this Agreement. Each Seller’s Representations shall survive the Closing to extent set forth in Section 15.4.

6.13 Definition of Seller’s Knowledge. With respect to Seller’s Representation, the term Seller’s Knowledge shall mean and refer to the Knowledge of the persons identified in the Seller/Property Information Schedule as to each Seller. Each Seller represents and warrants to Buyer as to itself that the persons identified as to such Seller in the Seller/Property Information Schedule are in an official position on behalf of such Seller to have the information that is the subject of such Seller’s Representations. Nothing contained in this Section 6.13 shall impose any personal liability on any of the foregoing individuals.

ARTICLE VII

Buyer’s Representations and Warranties

Buyer represents and warrants to each Seller as follows:

7.1 Authority. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement, subject to Section 7.3. All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken by Buyer prior to the applicable Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby as to the applicable Property, subject to Section 7.3. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Buyer has the legal right, power and authority to bind Buyer.

7.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement, operating agreement, indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any Law to which Buyer is bound.

7.3 Consents; Binding Obligations. Other than any consent that may be required in connection with assumption of each Loan Obligation as described in Sections 9.1(g) and 9.2, no approval or consent from any person (including any partners, shareholder, member, creditor, investor or governmental body) is required for Buyer to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Buyer to consummate the transactions contemplated hereby at the applicable Closing; provided, however, that Buyer will require approval of its board of directors in order to consummate the acquisition of each Property, which approval Buyer intends to seek prior to the end of the Inspection Period and will be deemed to have received if Buyer does not terminate this Agreement prior to the end of the Inspection Period. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

7.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to buyer’s knowledge, threatened) by or against Buyer or any general partner or managing member of Buyer.

7.5 Prohibited Person. Buyer is not a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, none of Buyer’s affiliates or parent entities is a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the funds to be used by Buyer to pay the Purchase Price are not the property of or beneficially owned by a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the funds to be used by Buyer to pay the Purchase Price are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VIII

Sellers’ Undertakings Pending Closing

8.1 Operation of each Property. Until the earlier of Closing or termination of this Agreement, each Seller agrees as follows as to itself and its Property:

(a) Subject to Sections 8.1(b) and 8.1(c), without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to Seller’s Property, (ii) cause or permit any mortgage, deed of trust, Lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against Seller’s Property (other than the Permitted Exceptions), or (iii) enter into any agreement to do any of the foregoing. Notwithstanding the foregoing, transfers of interests by any Seller of a tenancy in common interest to any constituent owner of such Seller as of the Effective Date shall be permitted so long as (A) such Seller notifies Buyer of such transfer within 3 Business Days after the execution of the applicable deed, (B) such transfer does not delay any Closing or hinder the satisfaction of any condition precedent to Buyer’s obligation to consummate any Closing (including issuance of the applicable Title Policy), (C) such transferee executes a joinder instrument reasonably acceptable to Buyer pursuant to which such transferee agrees to be bound by all of the terms, covenants and conditions of this Agreement, and (D) if such transfer is effected in respect of the Argonne Water Property, the tenants in common shall execute and deliver to Buyer an amendment to this Agreement in form and substance reasonably satisfactory to Buyer pursuant to which such tenants in common agree to substantially the matters contained in Sections 15.19(b) through (g) with respect to themselves and the Argonne Water Property. Any such transfer made in violation of the foregoing requirements shall be null and void and of no legal effect.

(b) Without Buyer’s prior written approval, which may be withheld in Buyer’s reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Buyer’s sole and absolute discretion thereafter, Seller shall not enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation affecting Seller’s Property or which would be binding upon Buyer upon its acquisition of Seller’s Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of Seller’s Property into any special district; provided, however, (i) prior to expiration of the Inspection Period, Seller may enter into service or similar contracts as to Seller’s Property without Buyer’s approval if such contract is entered into in the ordinary course of Seller’s business and is terminable without penalty or premium on not more than 30 days notice from the owner of Seller’s Property and is disclosed promptly in writing to Buyer; and (ii) Seller may enter new Tenant Leases pursuant to Section 8.1(c).

(c) Without Buyer’s prior written approval, which may be withheld in Buyer’s reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Buyer’s sole and absolute discretion thereafter, Seller shall not (i) enter into any new lease (each, a “New Lease”) for any portion of Seller’s Property, (ii) terminate any existing Tenant Lease, or (iii) extend, amend, renew or replace any Tenant Lease or expand the space leased by a Tenant thereunder (each, a “Lease Renewal”). If Seller desires to enter into a New Lease or Lease Renewal after the Effective Date, it shall give written notice (the “New Lease Request”) to Buyer and include the following information and documents with such New Lease Request: (i) the name of the proposed or existing Tenant, (ii) identification of the portion of Seller’s Property that is the subject of the New Lease or Lease Renewal, (iii) a summary of the material terms of the New Lease or Lease Renewal, including base rent, reimbursement of operating expenses, security deposit, guaranties or other credit enhancement, concessions, proposed tenant improvements and tenant improvement allowance, term, renewal options, early termination rights, permitted uses, and exclusive rights, (iv) a copy of the proposed New Lease or Lease Renewal and all exhibits thereto, and (v) financial information regarding the proposed or existing Tenant. If Buyer fails to respond to any New Lease Request within 5 Business Days after receipt thereof, Buyer shall be deemed to have denied the request to enter into such New Lease or Lease Renewal.

(d) Seller shall remove Seller’s Property from the market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of Seller’s Property, or any interest therein, or sell, contribute or assign any interest in Seller’s Property.

(e) Seller shall, except as otherwise provided in this Agreement, operate and maintain Seller’s Property in accordance with Seller’s past practice. Seller shall maintain all casualty and liability insurance in place as of the Effective Date with respect to Seller’s Property in amounts and with deductibles substantially the same as existing on the Effective Date.

(f) Seller shall not remove any material item of Personal Property from Seller’s Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value. Should any material equipment, fixtures or services fail between the Effective Date and the Closing Date as to Seller’s Property, Seller shall be responsible for the repair or replacement of such equipment, fixtures or services with a new unit of similar size and quality, or at Buyer’s option, Seller shall give Buyer an equivalent credit towards the applicable Allocated Purchase Price at the Closing of Seller’s Property.

(g) Seller shall not accept any rent from any Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than 1 month in advance of the payment date. Other than actions against a Tenant that do not seek eviction, Seller shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of Seller’s Property without the prior written consent of Buyer.

(h) If Seller’s Property is being conveyed subject to a Loan Obligation, Seller shall (i) make all regular payments of interest and principal (and fund any required tax, insurance, and other replacement reserves and escrow accounts) on the Loan Obligation which become due and payable on or prior to the Closing Date for Seller’s Property, and (ii) comply with all terms of the Loan Documents and not modify any terms thereof or request the waiver of any term thereof without, in each instance, Buyer’s prior written approval.

(i) Bridgepoint Seller will use commercially reasonable efforts to obtain the written consent of each counterparty to the Bridgepoint Development Agreement to the sale of the Bridgepoint Property to Buyer.

(j) Each Seller will use commercially reasonable efforts to obtain the written consent of the counterparty to the applicable Alarm Contract to the sale of the applicable Property to Buyer and the assumption of such Alarm Contract by Buyer. If a Seller is unable to obtain such consent, such Seller shall terminate its Alarm Contract at or before the applicable Closing at such Seller’s sole cost and expense, in which case Buyer shall not assume such Alarm Contract.

8.2 Termination of Contracts and Employees.

(a) Each Seller agrees to terminate by written notice to the other party thereto, effective as of the Closing for Seller’s Property, all of the Contracts affecting Seller’s Property other than the Alarm Contracts, which shall be assigned to and assumed by Buyer at each applicable Closing so long as the applicable Seller obtains the consent to such assignment from the applicable vendors thereunder. Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Buyer shall have no liability or obligations for any Contract.

(b) Any property management contracts for Seller’s Property shall be terminated prior to the Closing. All employees of Seller and Seller’s property managers shall have their employment at Seller’s Property terminated and shall be paid current by Seller through the Closing for Seller’s Property, including accrued vacation and other benefits. Seller shall be responsible for, and indemnify, protect, hold harmless and defend Buyer with respect to, any Losses arising from any WARN Act claims as to Seller’s Property. Buyer shall have the right to interview any employees of Seller or Seller’s property managers at Seller’s Property for employment at any Property.

8.3 Casualty Damage/Condemnation. Notwithstanding anything to the contrary set forth in this Agreement, if, during the period starting 3 Business Days prior to the expiration of the Inspection Period through the applicable Closing, either (a) damage exceeding the Damage Threshold is caused to any Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of any Property resulting in damage to or diminution in value equal to or greater than the Damage Threshold for such Property is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (b) material access to any Property, or a material portion of the parking is destroyed as a result of a casualty or is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (c) any portion of any Property is rendered untenantable or is taken (or threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) such that the use of the balance of such Property is materially impaired, (d) a casualty or condemnation occurs as to any Property that is reasonably estimated to result in loss of rental income after the Closing for such Property in excess of the Rental Income Threshold for such Property, or (e) any Major Tenant has the right to terminate its respective Tenant Lease as a result of a casualty or a temporary or permanent taking (or threatened taking) under the power or threat of eminent domain, and such tenant fails to waive such right (any event under subsections (a) through (e) of this Section 8.3 being a “Material Change” as to the affected Property), then, in any such event, Buyer may elect to terminate this Agreement as to the affected Property and the related Seller by giving written notice to such Seller of its election to terminate this Agreement as to the affected Property and the related Seller (a “Material Event Termination Notice”) on or before the 30th day after Buyer receives written notice of such destruction, taking or threatened taking (provided this Agreement shall remain in effect with respect to all other Properties). Buyer, at its option and in its sole discretion, may extend the Closing Date as to the affected Property to allow Buyer such full 30-day period to determine if Buyer elects to issue a Material Event Termination Notice. If Buyer does not give (or has no right to give) a Material Event Termination Notice within such 30-day period, then (i) the sale of the affected Property shall close as set forth in this Agreement, (ii) Buyer shall pay the full applicable Allocated Purchase Price (subject to clause (iv) below), (iii) the Seller of the affected Property shall assign to Buyer the proceeds of any insurance policies payable to such Seller (or shall assign the right or claim to receive such proceeds after Closing of such Property), or such Seller’s right to or portion of any condemnation award (or payment in lieu thereof), and (iv) the amount of any deductible or self-insured or uninsured amount shall be a credit against the applicable Allocated Purchase Price. If Buyer timely delivers a Material Event Termination Notice pursuant to this section, the applicable Property Deposit, less the applicable Independent Contract Consideration (which Escrow Agent shall deliver to such Seller), shall be returned to Buyer, the parties shall share equally the cancellation charges as to such Property, if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect as to such Seller and its Property and neither party shall have any further rights or obligations to one another hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement). No Seller shall settle or compromise any insurance claim or condemnation action as to such Seller’s Property without the prior written consent of Buyer, and Buyer shall have the option to participate in any such claim or action. Each Seller shall obtain Buyer’s prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work) to such

Seller’s Property, and (Z) the repair of any other casualty or condemnation affecting such Seller’s Property if such repair will not be fully and completed repaired prior to the Closing of such Seller’s Property.

8.4 Risk of Loss. Each Seller shall maintain risk of loss of such Seller’s Property until title to such Seller’s Property passes to Buyer on the Closing Date for such Property, after which time the risk of loss as to such Property shall pass to Buyer and Buyer shall be responsible for obtaining its own insurance as to such Property thereafter.

8.5 Estoppels. No later than 10 days after the Effective Date, each Seller shall request estoppel certificates from each Tenant of such Seller’s Property (and any guarantor of a Tenant’s obligations under a Tenant Lease of such Seller’s Property) in the form attached hereto as Exhibit F (each a “Tenant Estoppel Certificate”) or, if such Tenant is unwilling to execute such form, then the form attached to such Tenant’s lease. Each Seller shall use commercially reasonable efforts to obtain and deliver each of the Tenant Estoppel Certificates as to such Seller’s Property to Buyer on or before 3 Business Days prior to Closing of such Seller’s Property. Each Tenant Estoppel Certificate shall be dated no earlier than (i) 30 days prior to the applicable Closing Date, as to Major Tenants and (ii) 45 days prior to the applicable Closing Date, as to all other Tenants. Each Seller shall deliver any Tenant Estoppel Certificates received from such Seller’s Tenants to Buyer promptly upon such Seller’s receipt thereof. Each Seller shall reasonably facilitate Buyer contacting any Tenant of such Seller regarding the Tenant Estoppel Certificates. If any Tenant Estoppel Certificate reveals any materially adverse matters, including any verbal agreements or any default or purported default thereunder by any party, such Tenant Estoppel Certificate shall not satisfy the conditions for receipt of Tenant Estoppel Certificates under this Agreement.

8.6 SNDA’s. Each Seller shall timely request (and, in any event, no later than 2 Business Days following receipt of the form(s) for same from Buyer) a subordination, non-disturbance and attornment agreement executed and acknowledged by each Major Tenant in form and substance required by Buyer’s lender.

8.7 Bulk Sales. Each Seller shall comply with the bulk transfer provisions of the State of Illinois or similar laws and indemnify, protect, defend and hold harmless Buyer for any Loss related thereto.

8.8 Components Waiver. Within 3 Business Days after the Effective Date, the Argonne Bridge Seller Group will deliver to CEI a notice of the proposed sale of the Argonne Bridge Property and a draft waiver of the right of first refusal to CEI in regard to the Argonne Bridge Property in a form reasonably approved by Buyer and the Title Company (the “Components Waiver”). The Argonne Bridge Seller Group shall thereafter use diligent and commercially reasonable efforts to pursue the Components Waiver from CEI. The Argonne Bridge Seller Group will promptly notify Buyer of any response or correspondence from CEI with respect to the foregoing, including the delivery of the Components Waiver executed by CEI.

ARTICLE IX

Buyer’s Obligation to Close

9.1 Buyer’s Conditions. Buyer shall not be obligated to close hereunder as to any particular Property unless each of the following conditions shall exist on the Closing Date for such Property:

(a) Title Policy. The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy for such Property as described in Section 5.3;

(b) Accuracy of Representations. All of the representations and warranties made by such Seller in this Agreement or any of such Seller’s Closing Documents shall be true, correct and complete in all material respects on and as of the applicable Closing Date, and each Seller will so certify as to itself in writing at the applicable Closing;

(c) Seller’s Performance. Each Seller shall have, in all material respects, (i) performed all covenants and obligations (including delivery of all Closing Documents required to be delivered by such Seller hereunder, including the Management Agreements), and (ii) complied with all conditions, required by this Agreement to be performed or complied with by such Seller on or before the Closing Date or each such covenant, obligation and condition shall be waived by Buyer in writing and in its sole and absolute discretion prior to the applicable Closing;

(d) No Violations. There shall be no notice issued of any material violation or alleged material violation of any Law with respect to any portion of such Seller’s Property which has not been corrected to the documented satisfaction of the issuer of the notice;

(e) No Liens. Each Property, including the related Personal Property, shall be conveyed free and clear of all Liens, except Permitted Exceptions;

(f) Consents. All consents required to effect the transaction shall have been obtained by such Seller;

(g) Loan Obligation. If Seller’s Property is being conveyed subject to a Loan Obligation, the lender under such Loan Obligation (and any other party with applicable consent rights) shall permit Buyer to assume the Loan Obligation in accordance with the terms of Section 9.2, provided that the foregoing shall not be a condition to Buyer’s obligation to close on the remaining Properties;

(h) Major Tenants. No Major Tenant shall have terminated, or given notice of intent to terminate, its Tenant Lease pursuant to the terms of such Tenant Lease or otherwise. No Major Tenant, shall have vacated, abandoned, ceased operations or filed for either voluntary or involuntary bankruptcy. There shall be no material change in the economic condition or business structure of Major Tenant between the end of the Inspection Period and the Closing for such Property;

(i) Estoppels. Seller shall have delivered to Buyer Tenant Estoppel Certificates sufficient to reach the Estoppel Threshold;

(j) Outside Closing Date. The Closings for the Properties that are being conveyed subject to Loan Obligations (other than the Argonne Bridge Property) shall occur on or before the date 120 days after the expiration of the Inspection Period, and on or before the date 150 days after the expiration of the Inspection Period for the Argonne Bridge Property, provided that the foregoing shall not be a condition to Buyer’s obligation to close on the remaining Properties;

(k) Other Conditions. Any other condition set forth in this Agreement to Buyer’s obligation to close (other than the conditions set forth in Article IV) has been satisfied by the applicable date;

(l) Other Closings. With respect to the Bridgepoint Property, the Park 355 Property, the Argonne Water Property and the Aurora Property, the Closing of all such Properties shall occur simultaneously, unless Buyer has terminated this Agreement as to any such Property in accordance with the terms of this Agreement, in which event the Closings of the remaining Properties shall occur simultaneously and, with respect to the Argonne Bridge Property, the Crossroads Property and the Diehl Property, the Closings, if applicable, of such Properties shall have occurred to the extent required pursuant to the terms hereof and Seller shall not be in default (beyond the expiration of any applicable notice or cure period) of any obligations hereunder with respect to the Closing of any such Properties which have not yet taken place;

(m) Bridgepoint Consent. Bridgepoint Seller shall have obtained and delivered to Buyer the written consent of each counterparty to the Bridgepoint Development Agreement to the sale of the Bridgepoint Property to Buyer, in form and substance reasonably acceptable to Buyer; and

(n) Components Waiver. Seller shall have obtained and delivered to Buyer the Components Waiver executed by CEI, which shall be in form and substance reasonably acceptable to Buyer and the Title Company.

9.2 Loan Obligations.

(a) If Seller’s Property is being conveyed subject to a Loan Obligation, subject to any restrictions on assumption that may be set forth in the applicable Loan Documents, as soon as is reasonably practicable following the Effective Date and Buyer’s receipt of the loan assumption application and related materials with respect to the applicable Loan Obligation, Buyer shall submit an application to the applicable holder of each Loan Obligation for the assumption of the applicable Loan Obligation and shall use commercially reasonable diligent efforts to pursue such application and negotiate the assumption of such Loan Obligation on the Closing Date for such Property and Seller shall cooperate with such efforts. If Buyer is unable to assume such Loan Obligation on terms acceptable to Buyer as set forth in Section 9.2(c) below, then Buyer shall have the right to terminate this Agreement as to such Seller and its Property, as set forth in Section 9.2(c).

(b) Buyer shall pay all fees, charges and related costs in connection with the assumption of such Loan Obligation (including any assumption fees), which fees, charges and costs (other than the outstanding balance of the Loan Obligation) shall not be credited against the Purchase Price, and the Purchase Price shall not be reduced on account thereof. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be required to pay any such fees, charges and related costs in excess of the Loan Assumption Fee Cap as to such Property plus the amounts described in clause (ii) of Section 9.2(c) below. The applicable Seller will comply with all requirements and conditions required by the applicable loan documentation to be performed by the borrower thereunder (other than payment of the assumption fees and costs to be paid by Buyer, as described in this Agreement).

(c) Notwithstanding anything to the contrary contained herein, if after using commercially reasonable efforts, Buyer is unable to assume the Loan Obligation on terms reasonably acceptable to Buyer (except that any terms related to any requirement to perform repairs or capital improvements or to establish or increase reserves, changes in current operation or practice, title policy endorsements, guaranties, indemnities or security, any modifications to the Loan Documents, or the form of any assignment and assumption of the Loan Obligation shall be in Buyer’s sole and absolute discretion, it being understood and agreed that Buyer will not be required to provide any natural person as a replacement guarantor or indemnitor but will be required to provide an entity guarantor to the extent required by the applicable lender), including on terms of the Loan Documents necessary to address the Buyer’s different entity structure, public company status and similar issues reasonably required by Buyer which do not require payment of (i) assumption fees in excess of the Loan Assumption Fee Cap or (ii) other processing fees, application fees, lender’s counsel legal fees, rating agency fees and other costs and expenses of the applicable lender in excess of $25,000.00 in the aggregate for each loan assumption transaction, then, upon delivery of written notice by Buyer to the applicable Seller, this Agreement shall terminate as to such Seller and its Property in which case Escrow Agent shall refund to Buyer the applicable Property Deposit, less the Independent Contract Consideration applicable to such Property (which Escrow Agent shall deliver to such Seller), the parties shall share equally the cancellation charges as to such Property, if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect as to such Seller and its Property and neither party shall have any further rights or obligations hereunder as to one another with respect to such Property (other than pursuant to any provision hereof which expressly survives the termination of this Agreement) but this Agreement will remain in full force and effect as to all other Properties.

9.3 Failure of Conditions. If any condition specified in Section 9.1(d), (f), (i), (m) or (n) is not satisfied on or before the applicable Closing Date, either Buyer or the applicable Seller shall have the right extend such Closing Date by written notice to the other party(ies) for a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition and if a party elects to extend such Closing Date, such Seller shall immediately commence prosecution of such cure or satisfaction. If any condition specified in any other provision of Section 9.1 is not cured or satisfied on or before the applicable Closing Date, or any condition specified in Section 9.1(d), (f), (i), (m) or (n) is not satisfied within the 15-day or shorter period set forth above (if such Closing Date was extended as aforesaid) or if no party exercises such extension right, Buyer may, at its option, and in its sole and absolute discretion, (a) extend the applicable Closing Date to allow such Seller a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition, (b) waive any such condition which can legally be waived either at the time originally established for such Closing or at any time on or before the 15th day thereafter and proceed to such Closing without adjustment or abatement of the Purchase Price, (c) terminate this Agreement as to the Bridgepoint Property only if such condition relates to the Bridgepoint Property or all of the remaining Properties only if such condition does not relate to the Bridgepoint Property by written notice to the applicable Seller or (d) if such condition is the condition set forth in Section 9.1(i) with respect to estoppels or such condition has a Material Adverse/Economic Effect, either (1) terminate this Agreement as to such Seller and such Seller’s Property (provided this Agreement shall remain in effect with respect to all other Properties) or (2) proceed to such Closing and receive a credit at such Closing in an amount equal to the Remedial Cost with respect to such matter, not to exceed $100,000. If Buyer elects to terminate this Agreement in whole or in part as aforesaid, Buyer shall do so by delivering a Termination Notice to the applicable Seller(s) within three (3) Business Days after the applicable Closing Date, or the expiration of such 15 day (or shorter) period, if applicable. In addition, if Buyer elects to terminate this Agreement as to either the Aurora Property or Park 355 Property, the applicable Sellers shall have the right to terminate this Agreement as to all of the Non-Bridgepoint Properties by written notice delivered to Buyer within five (5) days after receipt of the Termination Notice; provided, however, if such Seller(s) exercises such termination right, Buyer shall have the right to rescind the Termination Notice by giving written notice to the applicable Seller within 2 Business Days after Buyer’s receipt of such notice from such Seller(s). In the case of a full or partial termination of this Agreement, Escrow Agent shall refund to Buyer the applicable Property Deposit, less the Independent Contract Consideration applicable to such Property (which Escrow Agent shall deliver to such Seller), and Buyer and Seller shall each pay one half of the cancellation charges as to such Property (unless a Seller is in breach or default hereunder in which case such Seller shall pay the cancellation charges as to such Property) if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect as to such Seller and its Property and neither party shall have any further rights or obligations hereunder as to one another (other than pursuant to any provision hereof which expressly survives the termination of this Agreement), but this Agreement will remain in full force and effect as to all other Properties. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by such Seller hereunder, Buyer may terminate this Agreement to the extent set forth above and recover its costs and expenses under Section 13.1(i).

ARTICLE X

Sellers’ Obligation to Close

10.1 Sellers’ Conditions. No Seller shall be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date for such Seller’s Property:

(a) Accuracy of Representations. All of the representations and warranties made by Buyer in this Agreement or any of the Closing Documents for such Seller’s Property shall be true, correct and complete on and as of the Closing Date for such Seller’s Property with the same force and effect as though such representations and warranties had been made on and as of the Closing Date for such Seller’s Property, and Buyer will so certify in writing at the applicable Closing;

(b) Buyer’s Performance. Buyer shall have, in all material respects, (i) performed all covenants and obligations (including delivery of all Closing Documents required to be delivered by Buyer hereunder, including the Management Agreements) and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Buyer on or before the applicable Closing Date or each such covenant, obligation and condition shall be waived by the applicable Seller in writing and in its sole and absolute discretion prior to the applicable Closing;

(c) Outside Closing Date. The Closings for the Properties that are being conveyed subject to Loan Obligations (other than the Argonne Bridge Property) shall occur on or before the date 120 days after the expiration of the Inspection Period and on or before the date 150 days after the expiration of the Inspection Period for the Argonne Bridge Property;

(d) Other Closings. With respect to the Bridgepoint Property, the Park 355 Property, the Argonne Water Property and the Aurora Property, the Closing of all such Properties shall occur simultaneously, unless Buyer has terminated this Agreement as to any such Property in accordance with the terms of this Agreement, in which event the Closings of the remaining Properties shall occur simultaneously and, with respect to the Argonne Bridge Property, the Crossroads Property and the Diehl Property, the Closings, if applicable, of such Properties shall have occurred to the extent required pursuant to the terms hereof and Buyer shall not be in default (beyond the expiration of any applicable notice or cure period) of any obligations hereunder with respect to the Closing of any such Properties which have not yet taken place; and

(e) Components Waiver. Seller shall have received the Components Waiver.

10.2 Failure of Conditions. If any condition specified in Section 10.1 (other than those described in Sections 10.1(a) and (b)) is not satisfied on or before the applicable Closing Date, either Buyer or the applicable Seller shall have the right to extend such Closing Date by written notice to the other party(ies) for a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition and if a party elects to extend such Closing Date, the parties shall immediately commence prosecution of such cure or satisfaction. If any condition specified in Sections 10.1(a) or (b) is not cured or satisfied on or before the applicable Closing Date, or any condition specified in any other subsection of Section 10.1 is not satisfied within the 15-day or shorter period set forth above (if such Closing Date was extended as aforesaid) or if no party exercises such extension right, the applicable Seller may, at its option, and in its sole and absolute discretion, (a) extend the applicable Closing Date to allow Buyer a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition, (b) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement as to such Seller and its Property by written notice to Buyer, in which case Escrow Agent shall refund to Buyer the applicable Property Deposit, less the Independent Contract Consideration applicable to such Property (which Escrow Agent shall deliver to such Seller), Buyer shall pay the cancellation charges as to such Property in the event of a failure of the conditions set forth in Sections 10.1(a) or (b) and Buyer and Seller shall each pay one half of the cancellation charges in event of a failure of the condition set forth in Section 10.1(c), if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect as to such Seller and its Property and neither party shall have any further rights or obligations hereunder as to one another (other than pursuant to any provision hereof which expressly survives the termination of this Agreement), but this Agreement will remain in full force and effect as to all other Properties. Notwithstanding the foregoing, if the failure of the condition is due to a breach by Buyer hereunder, Seller may pursue any of its remedies under Section 13.2.

ARTICLE XI

Closings

11.1 Time of Closings. Subject to the provisions of this Agreement, the consummation of the purchase and sale of each of the Properties and the other transactions contemplated hereby (each, a “Closing” and collectively, the “Closings”) shall take place on the following dates (each, a “Closing Date”): (a) as to the Bridgepoint Property, Park 355 Property, Argonne Water Property and Aurora Property, 15 days after the expiration of the Inspection Period (it being understood and agreed that the parties intend for all such Closings to occur on the same day), and (b) as to the Argonne Bridge Property, the Crossroads Property and the Diehl Property, the later of (i) 15 days after Buyer’s written receipt of the last approval necessary in connection with Buyer’s assumption of such Loan Obligations and (ii) 15 days after the expiration of the Inspection Period (it being understood and agreed that the parties do not intend for all such Closings to occur on the same day). The Closings shall in each case be consummated through an escrow with Escrow Agent, whereby each applicable Seller, Buyer and their attorneys need not be physically present and may deliver documents by overnight air courier or other means. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to accelerate the Closing Date as to any Property by written notice to Sellers to a date not earlier than two Business Days following the delivery of such notice; subject, however, to the condition set forth in Sections 9.1(l) and 10.1(d).

11.2 Deliveries at Closing by Seller. On or before the applicable Closing, each Seller, at its sole cost and expense, shall deliver to Escrow Agent the following as to itself and its Property, each dated as of the applicable Closing Date, in addition to all other items and payments required by this Agreement to be delivered by such Seller at the applicable Closing:

(a) Deed. Each Seller shall deliver an original duly executed and acknowledged special warranty deed (each, a “Deed”), in the form attached hereto as Exhibit A, conveying good and marketable fee simple title to such Seller’s Property to Buyer, free of all Liens but subject only to the Permitted Exceptions.

(b) Bill of Sale and General Assignment. Each Seller shall deliver two duly executed originals of a bill of sale and general assignment (and other instruments of conveyance, including articles of transfer, as may be required to convey personal property), in the form attached hereto as Exhibit B (each, a “Bill of Sale”), conveying to Buyer such Seller’s Personal Property, Permits, Plans and Records and Intangible Property, including

(if such Property is being conveyed subject to a Loan Obligation) all of such Seller’s right, title and interest in and to any and all escrow and reserve accounts maintained by such Seller or any lender in connection with such Loan Obligation, in each case, free and clear of all Liens but subject to the Permitted Exceptions.

(c) Assignment of Leases and Contracts. Each Seller shall deliver two duly executed counterparts of an assignment and assumption of leases and contracts in the form attached hereto as Exhibit C (each, an “Assignment of Leases and Contracts”), assigning to Buyer all of such Seller’s right, title and interest in and to the Tenant Leases and Contracts to the extent set forth in Section 8.2.

(d) Proof of Authority. Each Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of such Seller as may be reasonably required by Title Company.

(e) Non-Foreign Affidavit. Each Seller shall deliver an original duly executed Non-Foreign Affidavit in a form reasonably satisfactory to Buyer and the Title Company. If any Seller does not furnish such Non-Foreign Affidavit, Buyer may withhold (or may direct Title Company to withhold) from the cash funds payable to such Seller pursuant to this Agreement at the applicable Closing, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code and such withheld funds shall be deposited with the Internal Revenue Service as required by Section 1445(a) of the Code and the regulations promulgated thereunder. Each Seller also shall execute and deliver to Buyer and the Title Company a duly executed affirmation reasonably satisfactory to the Title Company and Buyer for the purposes of satisfying the Title Company and Buyer that the applicable transaction is exempt from the withholding requirements under state and local law. If any Seller fails to execute the appropriate documents under this subsection, or the applicable transaction is not exempt from withholding requirements of state and local law, Buyer or the Title Company may withhold the amount of such taxes (calculated at the highest rate required or permitted by Law) from proceeds otherwise to be paid to such Seller at the applicable Closing.

(f) Title Affidavits. Each Seller shall execute and deliver to the Title Company such agreements or statements as may be reasonably required by the Title Company in order to issue the applicable Title Policy as described in Section 5.3, including as may be required by the Title Company in order to issue a gap endorsement and delete all standard exceptions to such Title Policy, including the exceptions related to the parties in possession and mechanic’s liens, provided that Seller shall not be required to execute and deliver to the Title Company any agreements or statements to facilitate the issuance of any other endorsements unless Seller specifically agrees to provide such endorsements.

(g) Updated Rent Roll and Contract List. Each Seller shall deliver a duly executed original certification that the Rent Roll and Contract List applicable to such Seller’s Property are true, correct and complete as of the applicable Closing Date.

(h) Closing Statement. Each Seller shall deliver two duly executed counterparts of a settlement statement of all prorations, allocations, closing costs and payments of moneys related to the applicable Closing of the sale of such Seller’s Property and the other transactions contemplated by this Agreement pertaining to such Seller (each, a “Closing Statement”).

(i) Loan Obligations. If such Seller’s Property is being conveyed subject to a Loan Obligation, such Seller shall deliver duly executed counterparts of such documents as required in connection with the assignment and assumption of such Loan Obligation as may be required by the lender thereunder.

(j) Assignment of Development Agreements. If a Property is subject to a development agreement or similar agreement shown on a Title Commitment or which has been disclosed in writing by the applicable Seller to Buyer within 10 days after the Effective Date, the applicable Seller shall deliver two duly executed counterparts of an assignment and assumption of such agreements in form and substance reasonably acceptable to all parties thereto (each, an “Assignment of Development Agreement”), assigning to Buyer all of such Seller’s right, title and interest in and to such agreements, pursuant to which Buyer will assume the obligations of Seller thereunder arising from and after the applicable Closing Date.

(k) Transfer Tax Declaration. Original copies of any required real estate transfer tax or documentary stamp tax declarations executed by each Seller or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby.

(l) Illinois Bulk Sales Act. A release letter or certificate from the Illinois Department of Revenue (“DOR”) from each Seller stating that no assessed but unpaid tax penalties or interest are due under paragraph 9-902(d) of the Illinois Income Tax Act, 35 ILCS 5/902(d), or any similar statute of the State of Illinois (said paragraph 9-902(d) or any similar statue is hereinafter called the “Bulk Sales Provision”). In the event such release letter or certificate discloses there is an amount claimed due to the DOR under the Bulk Sales Provisions, that amount shall be separated from the Purchase Price at the Closing and retained in escrow with the Title Company, to be paid to the applicable Seller when such Seller obtains a release or, if prior to such Seller obtaining a release, to the DOR upon a demand by the DOR.

(m) Non-Solicitation/ROFO Agreements. As to the Park 355 Loan Property and the Argonne Bridge Loan Property, at the Closing of the sale of the Park 355 Property and the Argonne Bridge Property, a non-solicitation agreement in a commercially reasonable form reasonably acceptable to Buyer (each, a “Non-Solicitation/ROFO Agreement”), pursuant to which the applicable Seller will agree, for a period of five (5) years after the applicable Closing Date, to (i) not solicit any Tenant of any of the Properties to occupy space in any project developed on the Park 355 Loan Property or the Argonne Bridge Loan Property (unless the owner of the applicable Property is unable to accommodate such Tenant’s requirements for leased space) and (ii) provide Buyer with a right of first offer to participate with Seller in the development of the Park 355 Loan Property and the Argonne Bridge Loan Property, as applicable. Each of the Argonne Bridge Land Owner and the Park 355 Seller Group, as applicable, agrees to provide Buyer comments, if any, to the form of the Non-Solicitation/ROFO Agreement its property within 5 days after receipt of drafts from Buyer. The form of the Non-Solicitation/ROFO Agreement will be substantially the same for both the Park 355 Loan Property and the Argonne Bridge Loan Property. Without limiting the foregoing, such agreement shall provide that if Buyer elects not to participate in the development of either such Loan Property, Buyer will reasonably cooperate with Seller in Seller’s development of such Loan Property by granting such easements and other rights as reasonably required by Seller so long as such easements and other rights do not materially adversely affect the ownership, use, operation, maintenance or value of the servient property. Each Non-Solicitation/ROFO Agreement may be prepared as two separate agreements (one covering the non-solicitation and the other covering the rights of first offer).

(n) Components Waiver. Seller shall deliver the Components Waiver to Buyer.

(o) Post-Closing Guaranties. Each Seller shall cause the guarantors listed in Section 15.4(b)(i) and (ii), as applicable, to deliver to Buyer the Bridge Point Post-Closing Guaranty and the Non-Bridge Point Post-Closing Guaranty, as applicable.

(p) Other Documents. Each Seller shall, as reasonably requested the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided as to such Seller and its Property and to carry out the intent and purposes of this Agreement as to such Seller.

11.3 Deliveries at Closing by Buyer. On or before the applicable Closing, Buyer, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the applicable Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at the applicable Closing:

(a) Purchase Price. Buyer shall deliver to Escrow Agent for delivery to the applicable Seller cash, in an amount equal to the applicable Allocated Purchase Price, as provided in Section 2.2, subject to the credits set forth in this Agreement and the adjustments described in Article XII.

(b) Bill of Sale and General Assignment. Buyer shall deliver two duly executed counterparts of the applicable Bill of Sale.

(c) Assignment of Leases and Contracts. Buyer shall deliver two duly executed counterparts of the applicable Assignment of Leases and Contracts.

(d) Proof of Authority. Buyer shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby pertaining to such Closing, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by Title Company.

(e) Closing Statement. Buyer shall deliver two duly executed counterparts of the applicable Closing Statement.

(f) Assignment of Development Agreements. Buyer shall deliver two duly executed counterparts of each Assignment of Development Agreement.

(g) Letters of Credit. The replacement letters of credit to the extent required by Section 12.2 to be delivered by Buyer at Closing.

(h) Non-Solicitation/ROFO Agreements. As to the Park 355 Loan Property and the Argonne Bridge Loan Property, at the Closing of the sale of the Park 355 Property and the Argonne Bridge Property, the applicable Non-Solicitation/ROFO Agreement.

(i) Other Documents. Buyer shall, as reasonably requested by the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.4 Deliveries Outside of Escrow. Each Seller shall deliver possession of such Seller’s Property, subject only to the Permitted Exceptions, to Buyer upon the applicable Closing. Further, each Seller hereby covenants and agrees to deliver to Buyer, on or prior to the applicable Closing, the following items as to such Seller’s Property:

(a) Intangible Property. Each Seller shall deliver the originals of the Plans and Records, Tenant Leases, Contracts, Permits and Intangible Property applicable to such Seller’s Property to the extent in such Seller’s Possession or Reasonable Control or, if not, available copies thereof.

(b) Warranties. Each Seller shall transfer to Buyer all warranties for the benefit of such Seller’s Property, including any roof warranty, to the extent the same are assignable, provided that Seller shall be responsible for any fees payable in connection with any such assignment.

(c) Personal Property. Each Seller shall deliver the Personal Property that is a part of such Seller’s Property, including any and all keys, pass cards, security codes, computer software and other devices relating to access to such Seller’s Improvements.

(d) Tenant Notification Letter. Each Seller shall deliver a tenant notification letter, in a form reasonably provided by Buyer and duly executed by such Seller, notifying each Tenant under a Tenant Lease of such Seller that such Seller’s Property has been conveyed to Buyer and directing each Tenant to make all payments of rent and to send any notices or other correspondence regarding their respective Tenant Leases to the persons and addresses to be determined by Buyer and specified in each such letter, on and after the applicable Closing Date.

(e) Letters to Contractors. Each Seller shall deliver a letter to each vendor under those Contracts being assigned to Buyer pursuant to Section 8.2 and each utility company serving such Seller’s Property, in a form reasonably satisfactory to Buyer, duly executed by such Seller, advising them of the sale of such Seller’s Property to Buyer and directing them to send to Buyer all bills for the services provided to such Seller’s Property for the period from and after the applicable Closing Date.

(f) Termination of Contracts. Each Seller shall deliver to Buyer termination agreements or other evidence reasonably satisfactory to Buyer that any Contracts that affected such Seller’s Property other than those being assigned pursuant to Section 8.2 have been terminated effective upon the applicable Closing Date and at no cost to Buyer or to such Seller’s Property.

11.5 Management Agreement. At each applicable Closing, Buyer shall execute and deliver to Seller the Management Agreement for such Property and Seller shall deliver such Management Agreement to Buyer executed by HSA.

ARTICLE XII

Prorations and Closing Expenses

12.1 Closing Adjustments. In addition to any other credits or prorations provided elsewhere in this Agreement, the cash due at each Closing pursuant to Section 2.2 shall be adjusted as of the applicable Closing Date in accordance with the provisions set forth in this Section 12.1. Buyer and each Seller agree to prepare a proration schedule as to such Seller’s Property (each, a “Proration Schedule”) of adjustments 5 Business Days prior to the applicable Closing. Such adjustments, if and to the extent known and agreed upon as of the applicable Closing Date, shall be paid by Buyer to such Seller (if the prorations result in a net credit to such Seller) or by such Seller to Buyer (if the prorations result in a net credit to Buyer), by increasing or reducing the cash to be paid by Buyer at such Closing. Any such adjustments not determined or agreed upon as of the applicable Closing Date, shall be paid by Buyer to such Seller, or such Seller to Buyer, as the case may be, in cash as soon as practicable following the applicable Closing Date. For purposes of calculating prorations and the Proration Schedule, Buyer shall be deemed to be title holder of such Seller’s Property, and therefore entitled to the revenue and responsible for the expenses, after 11:59 p.m. Central Time on the applicable Closing Date.

(a) Taxes. Real property taxes and assessments assessed against each Property shall be prorated as follows: Sellers shall pay, and provide evidence of payment of, the installment of real property taxes due June 1, 2011, for January 1 through June 30 of tax year 2010. Buyer shall pay when due, the installment of real property taxes and assessments due September 1, 2011, for July 1 through December 31 of tax year 2010. If a Closing occurs on a day other than June 30 or July 1, the parties will prorate on a per diem basis the real property taxes and assessments assessed against the applicable Property based solely on the vacant rentable space in each Property, which the parties agree is $39,712 for the Bridgepoint Property, $1,982 for the Aurora Property, $5,510 for the Park 355 Property, $8,742 for the Deihl Property, and $5,985 for the Argonne Bridge Property for each six month period. Solely for purposes of illustration, if the Closing of the Deihl Property occurs on July 5, Buyer would be entitled to a credit at such Closing of $240.16 ($8,742/182*5 days=$240.16). In addition, at the applicable Closings, Buyer shall receive a credit in the aggregate amount of $61,932 (allocated $39,712 for the Bridgepoint Property, $1,982 for the Aurora Property, $5,510 for the Park 355 Property, $8,742 for the Deihl Property, and $5,985 for the Argonne Bridge Property). Buyer shall be solely responsible for the payment of all real property taxes and special assessments except to the extent billed or payable prior to the Effective Date, other than in respect of the second half of 2010, as described above.

(b) Revenue and Expenses.

(i) All rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, Operating Expense pass-throughs (except as provided in Section 12.1(b)(vi)) or other sums and charges payable by Tenants under Tenant Leases as to each Property), revenue (including any and all fees or other compensation paid to each Seller under any Contract or Tenant Lease to be assumed by Buyer, whether paid monthly, upon contract execution or otherwise, as consideration for such Seller entering into such Contract or Tenant Lease) and expenses from any portion of each Property shall be prorated separately with respect to each Property as of the applicable Closing Date (based on a 365 day year). Buyer shall receive all rent and revenue accruing as to the applicable Property after the applicable Closing Date (including, as a credit against the applicable Allocated Purchase Price the sum of any rentals already received by such Seller attributable to the period after the applicable Closing Date. Each Seller shall receive rent and revenue accruing on or prior to the Closing Date applicable to such Seller’s Property. Notwithstanding the foregoing, no Seller shall be entitled to a credit for any prepaid expenses which do not benefit such Seller’s Property after Buyer acquires such Seller’s Property. Further, notwithstanding the foregoing, no prorations shall be made for any unpaid amounts due and payable prior to applicable Closing or for delinquent rents existing, if any, as of the applicable Closing Date. Although no adjustments shall be made in any Seller’s favor for rents which have accrued and are unpaid as of the applicable Closing, Buyer shall pay such Seller such accrued and unpaid rents as and when collected by Buyer, it being agreed, however, that Buyer shall not be deemed to have collected such arrearages attributable to the period prior to the applicable Closing until such time as the Tenant is current in the payment of all rent and other sums accruing after the applicable Closing. For a period of 90 days after the applicable Closing, Buyer agrees to bill Tenants of the applicable Property for all past due rents that are accrued but unpaid as of the applicable Closing; however, (A) Buyer shall not be obligated to incur any out-of-pocket expenses (unless paid by the applicable Seller), (B) Buyer may deduct any of its reasonable, third party costs of collection from any amounts due to such Seller, and (C) under any circumstance, Buyer shall not be obligated to file any legal action or terminate any Tenant Lease. After the applicable Closing, the applicable Seller may take reasonable action to collect any delinquent rents provided that such Seller may not commence any legal action against any Tenant seeking termination of any Tenant Lease and such Seller may not commence any other legal action against such Tenant prior to the date which is 30 days after the applicable Closing.

(ii) The readings and billings for utilities as to each Property will be made if possible as of the applicable Closing Date, in which case the applicable Seller shall pay all such bills as of such Closing Date and no proration shall be made at such Closing with respect to utility bills, provided that Seller shall be allowed to retain any amounts collected from the Tenants for the payment of such utility bills up to the amount of such utility bills actually paid by Seller. Otherwise, a proration shall be made based upon Buyer’s and such Seller’s reasonable good faith estimate and a readjustment made within 30 days after the applicable Closing, if necessary. At Buyer’s sole option, (A) Buyer may assume any deposit(s) for any or all utility(ies), and each Seller shall receive a credit for such deposit(s) at the applicable Closing, or (B) each Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and each Seller shall notify each utility company serving its Property of the sale of such Property as of the applicable Closing. Each Seller agrees to reasonably cooperate with Buyer in transferring utility service and company accounts with respect to its Property and shall refrain from any action likely to result in a termination or interruption of utility service upon the applicable Closing and transfer of ownership of such Seller’s Property to Buyer.

(iii) No proration shall be made for insurance premiums and insurance policies will not be assigned to Buyer.

(iv) At each Closing, Buyer shall receive as a credit against the applicable Allocated Purchase Price in an amount equal to the sum of: (A) Tenant Deposits applicable to such Property, including all security, damage or other deposits required to be paid by any of the Tenants to secure their respective obligations under the Tenant Leases of such Property, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or Law; and (B) expenses and other sums owed by the applicable Seller to any Tenant of such Seller for any work or any dispute which occurred prior to the applicable Closing (as acknowledged in any agreement or correspondence executed by such Seller or any of its agents). At each Closing and at the applicable Seller’s sole cost and expense, each Seller agrees to cause the transfer to Buyer of any letters of credit, bonds, notes or other instruments constituting Tenant Deposits under any of the Tenant Leases applicable to such Seller’s Property. If any such Tenant Deposit is in the form of a bond or letter of credit, then, unless and until such Seller delivers to Buyer either a fully executed assignment to Buyer of the beneficial interest under such bond or letter of credit together with the bond or letter of credit issuer’s express written consent to such assignment or a full replacement for such bond or letter of credit issued by the bond or letter of credit issuer directly in favor of Buyer, the amount of such bond or letter of credit shall, at Buyer’s option, either be paid to Buyer at the applicable Closing or credited against the applicable Allocated Purchase Price.

(v) As to any Property that is being conveyed subject to a Loan Obligation, if Buyer assumes the Loan Obligation and any amounts are held in escrow or reserve by or on behalf of the lender in connection with such Loan Obligation pursuant to the terms of the Loan Documents, the amounts held in such escrows or reserves shall be accounted for by (A) the applicable Seller assigning such escrows or reserves to Buyer, and (B) Buyer reimbursing such Seller for the amounts held in such escrows or reserves (other than amounts held for “replacement reserves” or other obligations relating to the period prior to the applicable Closing Date). Further, to the extent that such Loan Obligation is assumed, interest and other fees payable thereunder shall be prorated, the principal balance and any amounts accruing under the Loan Documents up to the applicable Closing but payable after such Closing shall be an obligation of the applicable Seller and adjusted accordingly at such Closing and the outstanding balance of such Loan Obligation shall be credited against the applicable Allocated Purchase Price. If the unpaid balance of the applicable Loan Obligation is greater than the credit given Buyer pursuant to this subsection and Section 2.2(c), and the same is determined post-Closing, then such Seller shall, upon notice from Buyer, immediately pay the difference to Buyer.

(vi) At least 5 Business Days prior to the each Closing Date, the applicable Seller shall provide Buyer with a reasonably detailed reconciliation for each of such Seller’s Tenants showing all common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by such Tenants (collectively, as to each Property, the “Operating Expenses”) incurred by such Seller from the beginning of the then-current calendar year (and if the prior calendar year has not been prorated, also for said prior year) (or, if different, such Tenants’ then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) through the applicable Closing Date, and any Operating Expense estimates or charges collected by such Seller during the same period of time and relating to such Tenant, all in the form customarily submitted to each Tenant (the “CAM Reconciliation”). To the extent that a Seller has received as of the applicable Closing any monthly or periodic payments of Operating Expenses allocable to periods subsequent to such Closing, the same shall be prorated and Buyer shall receive a credit therefor at such Closing. With respect to any monthly or periodic payments of Operating Expenses received by Buyer after such Closing allocable to a Seller prior to Closing, Buyer shall promptly pay the same to the applicable Seller (subject to the provisions in Section 12.1(b)(i) for delinquent rentals). Notwithstanding the foregoing, to the extent that the CAM Reconciliation reveals that a Seller has over-collected Operating Expenses such that, if the end of the operating expense year under the applicable Tenant Leases was the applicable Closing Date, such Seller would be obligated to refund money to such Tenants (an “Over Collection”), rather than collect additional money from such Tenants (an “Under Collection”), said Over Collection shall be paid by such Seller to Buyer at the applicable Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Buyer to such Seller outside of escrow within 10 Business Days after receipt from the applicable Tenant in connection with the year-end Operating Expense reconciliation process.

(vii) Items 1, 2 and 3 described on attached Schedule C, shall be the responsibility of Seller. Bridgepoint Seller shall receive a credit in the amount of $150,000 representing amounts previously paid by Bridgepoint Seller to Navistar, Inc. (“Navistar”) for tenant improvement work under its lease dated December 21, 2010, as amended March 10, 2011 (the “Navistar Lease”), as described in item 4 on Schedule C if Bridgepoint Seller and Navistar agree on an amendment to the Navistar Lease, in form and substance reasonably acceptable to Buyer, providing for the amortization of such amount over the remaining term of the Navistar Lease. All Tenant improvement work, Tenant incentives and leasing commissions for any New Lease or Lease Renewals approved by Buyer pursuant to Section 8.1(c) and entered into by any Seller between the Effective Date and the Closing Date shall be prorated over the term of the New Lease or Lease Renewal. Each Seller’s share of such costs shall be based on the portion of the lease term, renewal or extension, as the case may be, occurring prior to the applicable Closing, which amount shall be a credit against the applicable Allocated Purchase Price, and Buyer shall be responsible for the remainder of such costs. Each Seller shall be responsible for all Tenant improvement costs, Tenant incentives and leasing commissions applicable to such Seller’s Property (x) for all Tenant Leases and Lease Renewals entered into by Seller or occurring prior to the Effective Date, or (y) associated with any Tenant Leases (whether relating to the initial or renewal term thereof or any expansion of the space leased thereunder) affecting such Seller’s Property not disclosed in the applicable Rent Roll or the Tenant Leases whenever same may be payable (now or in the future). Buyer shall receive a credit against the applicable Allocated Purchase Price at the applicable Closing in an amount equal to the then-unpaid costs, incentives and commissions which are the responsibility of such Seller under the foregoing provision, and such Seller shall retain responsibility for same to the extent not so credited at such Closing. Buyer shall be responsible for all Tenant improvement work, Tenant incentives and leasing commissions disclosed in the Rent Roll or the Tenant Leases with respect to any Lease Renewal exercised after the applicable Closing Date.

(c) Liens. The amount of any monetary Lien (including all prepayment penalties) affecting any Property on the applicable Closing Date (other than any applicable Loan Obligation), other than as a result of the actions by, through or under Buyer, shall be paid from the funds to which the applicable Seller otherwise shall be entitled. If such funds are insufficient to pay all such Liens, such Seller shall pay the deficiency.

(d) Closing Costs. Each party shall pay its own costs and expenses arising in connection with each Closing (including its own attorneys’ and advisors’ fees, charges and disbursements), except the costs set forth in this paragraph which shall be allocated between the parties as set forth herein. Each Seller shall pay (i) the premium for the Title Policy (and endorsements to such Title Policy for which such Seller is responsible pursuant to this Agreement or which such Seller has agreed to provide and Buyer in its sole and absolute discretion has agreed to accept in satisfaction of an item raised in a Buyer Objection Notice), (ii) the cost of the applicable Survey, (iii) any State or County documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of such Seller’s Property, (iv) the cost of discharging any Liens against such Seller’s Property other than a Loan Obligation, if applicable, and recording any instruments in connection therewith, and (v) one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of such Seller’s Property. Buyer shall pay for recording each Deed, any municipal transfer taxes related to the transfer of the Properties and one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of the Properties. Buyer shall pay any assumption, fees or other amounts due and payable in connection with the assumption of the Loan Obligations subject to the limitations set forth in Section 9.2(b) above.

12.2 Letters of Credit. Seller has previously posted the following letters of credit:

(a) As to the Bridgepoint Property, a letter of credit in the amount of $372,887 for the benefit of the Village of Woodridge, Illinois; and

(b) As to the Crossroads Property, a letter of credit in the amount of $100,000 for the benefit of the holder of the Loan Obligation on the Crossroads Property.

At the Closing of the Crossroads Property, Buyer shall deliver a replacement letter of credit to the holder of the Loan Obligation on the Crossroads Property. Within 3 Business Days after the Closing of the Bridgepoint Property, Buyer shall deliver a replacement letter of credit to the Village of Woodridge, Illinois. Upon Buyer’s delivery of the replacement letter of credit to the applicable beneficiary, the applicable Seller’s letter of credit shall be terminated.

12.3 Closing Statements. At each Closing, each of Buyer and the applicable Seller shall execute a Closing Statement to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement.

12.4 Post Closing Adjustments. Buyer and each Seller shall undertake, following the applicable Closing, to adjust between themselves, as of the applicable Closing Date, any revenue or expenses of such Seller’s Property (other than any items described in Section 12.1(a)) that are not adjusted on the applicable Closing Statement. Each Seller shall pay promptly upon receipt any bills relating to the operation of such Seller’s Property for periods prior to the applicable Closing.

ARTICLE XIII

Remedies

13.1 Breach by Seller. A Seller shall be in default hereunder if: (a) any representation or warranty made by such Seller is or becomes false in any material respect; or (b) such Seller fails to cure (within the time frame set forth below) any breach of any obligation of such Seller under this Agreement. If a Seller defaults on any provision hereof, Buyer, as a condition precedent to the exercise of its remedies or termination of this Agreement as to such Seller, shall be required to give such Seller written notice of the same. Such Seller shall have 7 days from the receipt of such notice to cure the default. If such Seller timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect as to such Seller and its Property. If such Seller fails to timely cure such default, Buyer, at Buyer’s option, either may: (i) terminate this Agreement as to such Seller and its Property, in which event (A) if such default is due to a Seller’s actions or breach of this Agreement, such Seller shall reimburse Buyer for Buyer’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, up to a maximum of the applicable Expense Reimbursement Amount, (B) the applicable Property Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to such Seller), shall be returned to Buyer, (C) such Seller shall pay any cancellation charges of Escrow

Agent and Title Company applicable to such Seller’s Property, (D) Buyer and such Seller shall be discharged from all duties and performance hereunder as to one another, except for any obligations which by their terms survive any termination of this Agreement and (E) this Agreement shall remain in full force and effect as to all other Properties; OR (ii) pursue specific performance of such Seller’s obligations hereunder (without the necessity of proving irreparable harm or posting any security) including to convey such Seller’s Property as provided herein. If Buyer elects to pursue specific performance pursuant to this Section 13.1 but specific performance as contemplated in this Section 13.1 is unavailable to Buyer as a result of any action taken by such Seller, such Seller shall reimburse Buyer for Buyer’s direct and actual damages arising from such Seller’s default (but not consequential damages which Seller specifically waives), including the Applicable Share of Buyer’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence.

13.2 Breach by Buyer. Buyer shall be in default hereunder if: (a) any representation or warranty made by Buyer is or becomes false in any material respect; or (b) Buyer fails to cure (within the time frame set forth below) any breach of any obligation of Buyer under this Agreement. If Buyer defaults on any provision hereof, Sellers, as a condition precedent to the exercise of their remedies or termination of this Agreement, shall be required to give Buyer written notice of the same. Buyer shall have 7 days from the receipt of such notice to cure the default. If Buyer timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Buyer fails to timely cure such default, the Seller or Sellers owning the Property to which such default relates (but not any other Sellers) shall be entitled to terminate this Agreement as to such Seller and its Property pursuant to the terms of this Section 13.2. IF A SELLER TERMINATES THIS AGREEMENT AS TO ITSELF AND ITS PROPERTY PURSUANT TO THIS SECTION 13.2 DUE TO BUYER’S FAILURE TO CONSUMMATE THE APPLICABLE CLOSING IN BREACH HEREOF, BUYER AND SUCH SELLER AGREE THAT SUCH SELLER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, SUCH SELLER, AS SUCH SELLER’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE APPLICABLE PROPERTY DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON), IN WHICH CASE (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SUCH SELLER HEREUNDER SOLELY AS TO ONE ANOTHER (BUT NOT AS TO ANY OTHER SELLERS) SHALL BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER AS TO ONE ANOTHER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (B) ESCROW AGENT SHALL DELIVER THE APPLICABLE PROPERTY DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO SUCH SELLER PURSUANT TO SUCH SELLER’S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, (C) ALL TITLE AND ESCROW CANCELLATION CHARGES APPLICABLE TO SUCH SELLER’S PROPERTY, IF ANY, SHALL BE CHARGED TO BUYER, (D) ESCROW AGENT SHALL DELIVER TO BUYER ALL INTEREST AND DIVIDENDS EARNED ON THE APPLICABLE PROPERTY DEPOSIT AND (E) THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT AS BETWEEN BUYER AND ALL OTHER SELLERS. THE PARTIES HEREBY AGREE THAT THE AMOUNT OF EACH PROPERTY DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT EACH SELLER WOULD SUFFER IN THE EVENT OF BUYER’S FAILURE TO CONSUMMATE THE CLOSING OF SUCH SELLER’S PROPERTY IN BREACH HEREOF. EACH SELLER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE FOR BUYER’S FAILURE TO CONSUMMATE THE CLOSING OF SUCH SELLER’S PROPERTY IN BREACH HEREOF.

EACH SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ SP	/s/ RF	/s/ MSP
Seller’s Initials	Seller’s Initials	Seller’s Initials

/s/ JS	/s/ RS	/s/ TGM
Seller’s Initials	Seller’s Initials	Buyer’s Initials

/s/ JRR
Seller’s Initials	Seller’s Initials

ARTICLE XIV

Escrow

Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as provided in Schedule F attached hereto.

ARTICLE XV

Miscellaneous

15.1 Brokers. Each Seller and Buyer each hereby represent, warrant to and agree with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby, other than Colliers International (the “Broker”). Sellers shall pay any and all Commissions that may be due and payable to the Broker in connection with the transactions contemplated hereby pursuant to a separate agreement with the Broker as may be allocated among Sellers as they agree. Each Seller hereby agrees to indemnify, hold harmless, protect and defend Buyer from any Loss for or in connection with any claims for Commissions claimed or asserted by or through such Seller in connection with the transaction contemplated herein (or any breach of any of its representations under this Section 15.1). Buyer hereby agrees to indemnify, hold harmless, protect and defend each Seller from any Loss for or in connection with any claims for Commissions claimed or asserted by or through Buyer in connection with the transaction contemplated herein (or any breach of any of its representations under this Section 15.1).

15.2 Expenses. Subject to the payment of applicable Closing costs pursuant to Section 12.1(d) and any other provision of this Agreement, whether or not any of the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.3 Further Assurances. Each of the parties hereto agrees to perform, execute and deliver such documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

15.4 Survival of Representations and Warranties.

(a) Except as set forth in Section 15.4(b) below, all of each Seller’s and Buyer’s respective representations, warranties, covenants and indemnities set forth in this Agreement, and the provisions of Article XIV, shall survive the delivery of the applicable Deed and the applicable Closing and shall not be deemed merged into any instrument of conveyance delivered at such Closing. Subject to the foregoing, any provision of this Agreement which requires observance or performance subsequent to the applicable Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

(b) Each Seller and Buyer agree that such Seller’s Representations shall survive for a period of 9 months after the applicable Closing except in the event Buyer provides such Seller with written notice of any claims prior to the end of such 9-month period, in which event such Seller’s liability hereunder shall continue with respect to such claims until such time as (i) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (ii) such claims have been settled pursuant to a written settlement agreement between such Seller and Buyer or (iii) tolled by applicable statutes of limitation (the “Survival Period”). Except for fraud or intentional misrepresentation by a Seller, under no circumstances shall such Seller be liable to Buyer for more than the applicable Seller Liability Cap in any individual instance or in the aggregate for all breaches of such Seller’s Representations. Notwithstanding the foregoing, the Seller Liability Cap shall not apply to attorneys’ fees incurred by Buyer if Buyer is the prevailing party in any action or proceeding based on a breach of such Seller’s Representations. The post-Closing obligations of Sellers shall be covered as follows:

(i) Those obligations of the Bridgepoint Seller that survive the Closing of the sale of the Bridgepoint Property shall be guaranteed jointly and severally by Ronald Frain, Tony Pricco, Mark Christensen, Steven Poulos and Globe Corporation up to an amount equal to 1/2 of the Seller Liability Cap for the Bridgepoint Property, pursuant to a guaranty in form and substance reasonably satisfactory to Buyer and such guarantors (the “Bridge Point Post-Closing Guaranty”). In the event that Buyer has any claim against Bridgepoint Seller after the Closing of the sale of the Bridgepoint Property and Bridgepoint Seller does not have sufficient funds to satisfy such claim, Buyer shall also have the right to proceed against the constituent members of the Bridgepoint Seller and their respective beneficial owners up to the difference between the Seller Liability Cap for the Bridgepoint Property and the amount collected by Buyer from Bridgepoint Seller and the guarantors, in the aggregate, to the extent of any distributions received by such persons or entities from the proceeds of the sale of the Bridgepoint Property. The provisions of this Section shall survive the Closing of the sale of the Bridgepoint Property.

(ii) Those obligations of the Sellers other than the Bridgepoint Seller that survive the Closing of the sale of the applicable Property shall be guaranteed jointly and severally by John E. Shaffer, Robert Smietana, Melissa Pielet and, solely as to the Park 355 Property, the Argonne Bridge Property and the Argonne Water Property, Ronald Frain, up to an amount equal to 1/2 of the Seller Liability Cap for the applicable Property, pursuant to a guaranty in form and substance reasonably satisfactory to Buyer and such guarantors (each, a “Non-Bridge Point Post-Closing Guaranty”). In the event that Buyer has any claim against any Seller of a Non-Bridgepoint Property after the Closing of the sale of such Property and such Seller does not have sufficient funds to satisfy such claim, Buyer shall also have the right to proceed against the constituent members of each such Seller and their respective beneficial owners up to the difference between the Seller Liability Cap for such Property and the amount collected by Buyer from such Seller and the guarantors, in the aggregate, to the extent of any distributions received by such persons or entities from the proceeds of the sale of the such Property. The provisions of this Section shall survive the Closing of the sale of each Non-Bridgepoint Property.

Sellers will provide to Buyer certified statements for the guarantors listed above establishing a collective minimum net worth of $100,000,000 together with the Sellers’ Deliveries for Buyer’s review and Sellers shall during the Inspection Period promptly provide Buyer with such other information regarding such guarantors as is reasonably requested by Buyer. All such information shall be held in strict confidence by Buyer, except only to the extent require to be disclosed by applicable Law.

15.5 Partial Invalidity. If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law. If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

15.6 Partial Termination. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall only have the right to terminate this Agreement as to fewer than all of the Properties to the extent specifically so provided herein. In the event that this Agreement is terminated as to one or more (but not all) Sellers and their respective Properties, the rights and obligations of Buyer and such Seller(s) shall be governed by the provisions of this Agreement pursuant to which such partial termination occurred and this Agreement shall remain in full force and effect as to the rights and obligations of Buyer and all other Sellers as if the Seller(s) as to whom this Agreement was terminated were never parties to this Agreement.

15.7 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.8 Construction of Agreement. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

15.9 Confidentiality. Buyer agrees that the Confidentiality Agreement remains in full force and effect. Notwithstanding anything to the contrary set forth in the Confidentiality Agreement, (a) each party acknowledges that any other party shall be allowed to disclose the existence of this Agreement and the contents thereof in order to comply with certain disclosure requirements relating to public companies and their affiliates, (b) Buyer shall be allowed to disclose the existence of this Agreement, and deliver the Sellers’ Deliveries to third parties in connection with such third parties’ potential acquisition from Buyer of one or more of the Properties or interests therein after the applicable Closing Date so long as such third parties have agreed to be bound by the terms of the Confidentiality Agreement and delivery of the Sellers’ Deliveries to such third parties, and (c) Seller shall be allowed to disclose the existence of this Agreement to the Tenants and such other parties as required to allow Seller to fulfill its obligations under this Agreement. The parties shall coordinate, in advance, with respect to any such public filings and/or press releases. After each Closing there shall be no restriction as between Buyer and the applicable Seller(s) on Buyer’s disclosure of Sellers’ Deliveries as to such Seller or its Property.

15.10 Amendments/Waiver. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the party or parties to be bound. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

15.11 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the parties other than as expressly herein set forth.

15.12 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by facsimile, PDF or email, and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile, PDF or email, the parties will deliver originals as promptly as possible after execution.

15.13 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or a Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date shall be extended automatically to the next succeeding Business Day.

15.14 Governing Law/Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the state in which the Property is located and each party hereto hereby consents to jurisdiction and venue in such court.

15.15 Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by PDF or email with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) or (b). All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided further, however, that Notices given by PDF or email shall be deemed given when received. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth below:

To any Seller:

c/o HSA Commercial, Inc.

233 South Wacker Drive

Chicago, Illinois 60606

Attention: Robert Smietana and John E. Shaffer

Email: bsmietana@hsacommercial.com and jshaffer@hsacommercial.com

and

Bridge Development

700 Commerce Drive

Oak Brook, IL 60523

Attention: Ron Frain

Email: rfrain@bridgedev.com

With a copy to:

Quarles & Brady LLP

411 East Wisconsin Avenue, Suite 2040

Milwaukee, Wisconsin 53202-4497

Attention: Michael D. Zeka, Esq.

Email: michael.zeka@quarles.com

and, in the case of the Bridgepoint Seller, a copy to:

Globe Corporation

520 Lake Cook Road, Suite 100

Deerfield, IL 60015

Attention: Bert A. Getz

Email: Bagjr@globecor.com

To Buyer:

c/o Industrial Income Trust, Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Thomas McGonagle

Email: tmcgonagle@industrialincome.com

With a copy to:

Joshua J. Widoff

General Counsel

Industrial Income Trust, Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Email: jwidoff@dividendcapital.com

and a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203

Attention: Robert H. Bach, Esq.

Email: bob.bach@hro.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company

30 North LaSalle Street, Suite 2700

Chicago, Illinois 60602

Attention: John Beckstedt

E-mail: jbeckstedt@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

15.16 Headings/Use of Terms/Exhibits. The paragraph and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the paragraphs and sections in which they appear. Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders. The term “including” means “including, but not limited to” and “such as” means “such as, but not limited to” and similar words are intended to be inclusive. All references to Sections and articles mean the Sections and articles in this Agreement. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

15.17 Assignment. Buyer may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate without any Seller’s written consent, provided that Buyer gives Sellers notice of the assignment or delegation and that such assignment or delegation does not relieve Buyer of its obligations hereunder. Without limitation of the foregoing, Buyer shall have the right to assign its right to purchase each Property to a separate affiliate of Buyer. No Seller shall assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Buyer. Subject to the provisions of this section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

15.18 Attorney’s Fees. As between Buyer, on the one hand, and any one or more Sellers, on the other hand, if litigation or arbitration is required by any party to enforce the obligation of any Seller to reimburse Buyer for its expenses under Section 13.1(i)(A), the substantially prevailing party of such action or arbitration shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels.

15.19 Multiple Sellers and Seller Groups. Buyer and Sellers acknowledge and agree that (i) the Argonne Water Property is owned by a single Seller and (ii) each of the Argonne Bridge Property, the Bridgepoint Property, the Park 355 Property, the Crossroads Property, the Diehl Property and the Aurora Property is owned by two or more Sellers (each such group that owns a Property being referred to herein as a “Seller Group”).

(a) All of the members of a Seller Group shall be treated as a single party and the acts and omissions of one member of a Seller Group shall be deemed to be the acts and omissions of the entire Seller Group (e.g., if one member of a Seller Group defaults hereunder or its representations are not true and correct, the applicable Seller Group as a whole shall be deemed in default hereunder (or deemed to have made representations which were untrue) and in no event shall Buyer be required to accept performance from less than all of the members of such Seller group). The liability of all members of a Seller Group under this Agreement and all Closing Documents applicable to such Seller Group are joint and several; provided, however, the liability of each Seller Group (as a unit) and of Maple Point Seller shall be several and not joint.

(b) The entities comprising the Argonne Bridge Seller Group hereby irrevocably: (i) designate Argonne Bridge Agent as agent for all entities comprising the Argonne Bridge Seller Group to be given all notices hereinafter given pursuant to this Agreement or any Closing Document; (ii) designate Argonne Bridge Agent as having the authority to act on behalf of all of the entities comprising the Argonne Bridge Seller Group in respect of all matters under this Agreement or any Closing Document, (iii) designate Argonne Bridge Agent as agent for the service of process in any action or proceeding, whether before a court or by arbitration, involving the determination or enforcement of any rights or obligations hereunder of any Closing Document and (iv) designate Argonne Bridge Agent as their agent to receive from Buyer any monies required to be paid by Buyer to the Argonne Bridge Seller Group (other than proceeds of the sale of the Argonne Bridge Property, which will be disbursed by Escrow Agent to each member of the Argonne Bridge Seller Group at the Closing of the sale of the Argonne Bridge Property), including in respect of any reprorations. With regard to the foregoing, (A) any notice, and any summons, complaint or other legal process or notice given in connection with an arbitration proceeding (hereinafter referred to as “Legal Process”), given to, or served upon, the Argonne Bridge Seller Group shall be deemed to have been given to, or served upon, each and every one of the entities comprising the Argonne Bridge Seller Group at the same time that such notice or legal process is given to, or served upon, the Argonne Bridge Agent, (B) Buyer may rely on the authority of the Argonne Bridge Agent to act on behalf of all entities comprising the Argonne Bridge Seller Group and shall not be required to take any other action or obtain the consent of any other entity comprising the Argonne Bridge Seller Group with respect to any matter or thing under this Agreement or any Closing Document, (C) the act of Argonne Bridge Agent shall be deemed for all purposes to be the act of all entities comprising the Argonne Bridge Seller Group and shall be fully binding upon each member of the Argonne Bridge Seller Group, (D) any notice from any entity comprising the Argonne Bridge Seller Group other than Argonne Bridge Agent purporting to act on behalf of the one or more of the entities comprising the Argonne Bridge Seller Group shall be void and of no force and effect, (E) in the event of conflicting notices and/or instructions from any of the entities comprising the Argonne Bridge Seller Group, Buyer may rely on the act of Argonne Bridge Agent.

(c) The entities comprising the Park 355 Seller Group hereby irrevocably: (i) designate Park 355 Agent as agent for all entities comprising the Park 355 Seller Group to be given all notices hereinafter given pursuant to this Agreement or any Closing Document; (ii) designate Park 355 Agent as having the authority to act on behalf of all of the entities comprising the Park 355 Seller Group in respect of all matters under this Agreement or any Closing Document, (iii) designate Park 355 Agent as agent for the service of process in any action or proceeding, whether before a court or by arbitration, involving the determination or enforcement of any rights or obligations hereunder of any Closing Document and (iv) designate Park 355 Agent as their agent to receive from Buyer any monies required to be paid by Buyer to the Park 355 Seller Group (other than proceeds of the sale of the Park 355 Property, which will be disbursed by Escrow Agent to each member of the Park 355 Seller Group at the Closing of the sale of the Park 355 Property), including in respect of any reprorations. With regard to the foregoing, (A) any Legal Process, given to, or served upon, the Park 355 Seller Group shall be deemed to have been given to, or served upon, each and every one of the entities comprising the Park 355 Seller Group at the same time that such notice or legal process is given to, or served upon, the Park 355 Agent, (B) Buyer may rely on the authority of the Park 355 Agent to act on behalf of all entities comprising the Park 355 Seller Group and shall not be required to take any other action or obtain the consent of any other entity comprising the Park 355 Seller Group with respect to any matter or thing under this Agreement or any Closing Document, (C) the act of Park 355 Agent shall be deemed for all purposes to be the act of all entities comprising the Park 355 Seller Group and shall be fully binding upon each member of the Park 355 Seller Group, (D) any notice from any entity comprising the Park 355 Seller Group other than Park 355 Agent purporting to act on behalf of the one or more of the entities comprising the Park 355 Seller Group shall be void and of no force and effect and (E) in the event of conflicting notices and/or instructions from any of the entities comprising the Park 355 Seller Group, Buyer may rely on the act of Park 355 Agent.

(d) The entities comprising the Crossroads Seller Group hereby irrevocably: (i) designate Crossroads Agent as agent for all entities comprising the Crossroads Seller Group to be given all notices hereinafter given pursuant to this Agreement or any Closing Document; (ii) designate Crossroads Agent as having the authority to act on behalf of all of the entities comprising the Crossroads Seller Group in respect of all matters under this Agreement or any Closing Document, (iii) designate Crossroads Agent as agent for the service of process in any action or proceeding, whether before a court or by arbitration, involving the determination or enforcement of any rights or obligations hereunder of any Closing Document and (iv) designate Crossroads Agent as their agent to receive from Buyer any monies required to be paid by Buyer to the Crossroads Seller Group (other than proceeds of the sale of the Crossroads Property, which will be disbursed by Escrow Agent to each member of the Crossroads Seller Group at the Closing of the sale of the Crossroads Property), including in respect of any reprorations. With regard to the foregoing, (A) any Legal Process, given to, or served upon, the Crossroads Seller Group shall be deemed to have been given to, or served upon, each and every one of the entities comprising the Crossroads Seller Group at the same time that such notice or legal process is given to, or served upon, the Crossroads Agent, (B) Buyer may rely on the authority of the Crossroads Agent to act on behalf of all entities comprising the Crossroads Seller Group and shall not be required to take any other action or obtain the consent of any other entity comprising the Crossroads Seller Group with respect to any matter or thing under this Agreement or any Closing Document, (C) the act of Crossroads Agent shall be deemed for all purposes to be the act of all entities comprising the Crossroads Seller Group and shall be fully binding upon each member of the Crossroads Seller Group, (D) any notice from any entity comprising the Crossroads Seller Group other than Crossroads Agent purporting to act on behalf of the one or more of the entities comprising the Crossroads Seller Group shall be void and of no force and effect and (E) in the event of conflicting notices and/or instructions from any of the entities comprising the Crossroads Seller Group, Buyer may rely on the act of Crossroads Agent.

(e) The entities comprising the Diehl Seller Group hereby irrevocably: (i) designate Diehl Agent as agent for all entities comprising the Diehl Seller Group to be given all notices hereinafter given pursuant to this Agreement or any Closing Document; (ii) designate Diehl Agent as having the authority to act on behalf of all of the entities comprising the Diehl Seller Group in respect of all matters under this Agreement or any Closing Document, (iii) designate Diehl Agent as agent for the service of process in any action or proceeding, whether before a court or by arbitration, involving the determination or enforcement of any rights or obligations hereunder of any Closing Document and (iv) designate Diehl Agent as their agent to receive from Buyer any monies required to be paid by Buyer to the Diehl Seller Group (other than proceeds of the sale of the Diehl Property, which will be disbursed by Escrow Agent to each member of the Diehl Seller Group at the Closing of the sale of the Diehl Property), including in respect of any reprorations. With regard to the foregoing, (A) any Legal Process, given to, or served upon, the Diehl Seller Group shall be deemed to have been given to, or served upon, each and every one of the entities comprising the Diehl Seller Group at the same time that such notice or legal process is given to, or served upon, the Diehl Agent, (B) Buyer may rely on the authority of the Diehl Agent to act on behalf of all entities comprising the Diehl Seller Group and shall not be required to take any other action or obtain the consent of any other entity comprising the Diehl Seller Group with respect to any matter or thing under this Agreement or any Closing Document, (C) the act of Diehl Agent shall be deemed for all purposes to be the act of all entities comprising the Diehl Seller Group and shall be fully binding upon each member of the Diehl Seller Group, (D) any notice from any entity comprising the Diehl Seller Group other than Diehl Agent purporting to act on behalf of the one or more of the entities comprising the Diehl Seller Group shall be void and of no force and effect and (E) in the event of conflicting notices and/or instructions from any of the entities comprising the Diehl Seller Group, Buyer may rely on the act of Diehl Agent.

(f) The entities comprising the Aurora Seller Group hereby irrevocably: (i) designate Aurora Agent as agent for all entities comprising the Aurora Seller Group to be given all notices hereinafter given pursuant to this Agreement or any Closing Document; (ii) designate Aurora Agent as having the authority to act on behalf of all of the entities comprising the Aurora Seller Group in respect of all matters under this Agreement or any Closing Document, (iii) designate Aurora Agent as agent for the service of process in any action or proceeding, whether before a court or by arbitration, involving the determination or enforcement of any rights or obligations hereunder of any Closing Document and (iv) designate Aurora Agent as their agent to receive from Buyer any monies required to be paid by Buyer to the Aurora Seller Group (other than proceeds of the sale of the Aurora Property, which will be disbursed by Escrow Agent to each member of the Aurora Seller Group at the Closing of the sale of the Aurora Property), including in respect of any reprorations. With regard to the foregoing, (A) any Legal Process, given to, or served upon, the Aurora Seller Group shall be deemed to have been given to, or served upon, each and every one of the entities comprising the Aurora Seller Group at the same time that such notice or legal process is given to, or served upon, the Aurora Agent, (B) Buyer may rely on the authority of the Aurora Agent to act on behalf of all entities comprising the Aurora Seller Group and shall not be required to take any other action or obtain the consent of any other entity comprising the Aurora Seller Group with respect to any matter or thing under this Agreement or any Closing Document, (C) the act of Aurora Agent shall be deemed for all purposes to be the act of all entities comprising the Aurora Seller Group and shall be fully binding upon each member of the Aurora Seller Group, (D) any notice from any entity comprising the Aurora Seller Group other than Aurora Agent purporting to act on behalf of the one or more of the entities comprising the Aurora Seller Group shall be void and of no force and effect and (E) in the event of conflicting notices and/or instructions from any of the entities comprising the Aurora Seller Group, Buyer may rely on the act of Aurora Agent.

(g) The provisions of this Section 15.19 shall survive each of the Closings and the delivery of the applicable Deeds.

15.20 Post-Closing Access to Records. Upon receipt by any Seller of Buyer’s reasonable written request at any time and from time to time within a period from the applicable Closing Date until the later of (i) 2 years after such Closing Date, or (ii) for the period any Major Tenant has the right under its lease for such Seller’s Property to audit such books and records of such Seller, such Seller shall, at its principal place of business, during normal business hours, make all of such Seller’s records relating to its Property available to Buyer for inspection and copying (at Buyer’s sole cost and expense).

15.21 Information and Audit Cooperation. For a period of seventy-five (75) days after the last of the Closings, at the request of Buyer and at Buyer’s expense, each Seller shall make available to Buyer the historical financial information in such Seller’s possession regarding the operation of such Seller’s Property to the extent required by Buyer (as a publicly-traded real estate investment trust) in order to prepare stand-alone audited financial statements for such operations and in accordance with generally accepted accounting principles, as of the end of the fiscal year 2010 and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose. Each Seller shall cause its property manager, without liability, recourse or cost to such Seller, to provide to Buyer’s designated independent auditor letter regarding the books and records of the Property in substantially the form of Exhibit D attached hereto and made a part hereof (the “Audit Inquiry Letter”). Buyer agrees that (a) Buyer shall be solely liable to pay and shall reimburse each applicable Seller, within five (5) business days following such Seller’s request, for all third-party, out-of-pocket costs and expenses incurred by such Seller in assisting Buyer at Buyer’s request under this Section 15.21 (such assistance, the “Audit Assistance”), including all such costs incurred to review, research and complete the Audit Inquiry Letter; (b) such Seller’s performance of any Audit Assistance shall be solely as an accommodation to Buyer and such Seller shall have no, and such Seller is hereby fully released and discharged from any and all, liability or obligation with respect to the Audit Assistance, any filings (the “SEC Filings”) made by Buyer or its parent with the United States Securities and Exchange Commission and the Audit Inquiry Letter; and (c) Buyer hereby agrees to indemnify, protect, defend and hold each applicable Seller, its partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, agents, successors and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all Claims actually asserted against or actually incurred by any Indemnified Party as a result of or otherwise arising in connection with the Audit Assistance, the SEC Filings and/or the Audit Inquiry Letter; provided, that Claims shall specifically exclude any Claims proximately resulting from the gross negligence or willful misconduct of an Indemnified Party. The provisions of this Section 15.21 shall survive each of the Closings.

15.22 1031 Exchange. Any party may structure the disposition or acquisition of the applicable Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other parties shall reasonably cooperate, provided that such other parties shall incur no delay or material costs, expenses or liabilities in connection with the exchanging party’s exchange. If any party uses a qualified intermediary or exchange accommodation title holder to effectuate an exchange, any assignment of the rights or obligations of such party shall not relieve, release or absolve such party of its obligations to the other parties. The exchanging party shall indemnify, defend and hold harmless the other parties from all liability in connection with the indemnifying party’s exchange, and the indemnified parties shall not be required to take title to or contract for the purchase of any other property.

ARTICLE XVI

Land Loans

16.1 Principal Terms of Land Loans. Subject to the terms and conditions of this Article XVI, including satisfactory completion of Land Lender’s due diligence investigations, Buyer agrees to cause Land Lender to make a loan to Park 355 Seller Group (the “Park 355 Loan”) and a loan to Argonne Bridge Land Owner (the “Argonne Bridge Loan”; and together with the Park 355 Loan, the “Land Loans”) in accordance with the terms and conditions set forth below:

(a) Maturity. Each Land Loan shall mature and be due and payable in full on the date one day prior to the second anniversary of the applicable Closing Date of the sale of the Park 355 Property and Argonne Bridge Property. All accrued but unpaid interest and all principal shall be due and payable on the earlier of acceleration or maturity.

(b) Interest Rate and Payment. Each Land Loan shall bear interest at the rate of 6.5% per annum. Interest only shall be due and payable monthly in arrears. Each of the Argonne Bridge Land Owner and Park 355 Seller Group may make prepayments of all or any part of its Land Loan at any time and each Land Loan may be repaid in full at any time provided, however, that neither Argonne Bridge Land Owner nor the Park 355 Seller Group shall be entitled to the release of any security for its Land Loan until both Land Loans are repaid in full.

(c) Guarantors. Each Land Loan shall be jointly and severally guaranteed by John Shaffer, Ronald Frain, Robert Smietana, Steve Poulos and Melissa Pielet (collectively the “Guarantors”). Each of the Guarantors’ obligations shall be joint and several. The Guarantors shall agree at all times to collectively maintain a minimum net worth of at least $100,000,000. The applicable Seller shall provide Buyer with the financial statements of the Guarantors, provided that Buyer, Land Lender and their respective agents, employees and representatives shall hold such financial statements in strict confidence except as required to be disclosed by Law or in connection with any pledge or assignment of the applicable Land Loan. Buyer shall cause the foregoing parties to comply with such requirement.

(d) Loan Amounts. The Park 355 Loan shall be in the original principal amount of $4,600,000.00 and the Argonne Bridge Loan shall be in the original principal amount of $1,312,000.00.

(e) Security. Both of the Land Loans shall be secured and cross-collateralized by a first priority mortgage lien on the approximately 19.5 acre parcel described on Schedule D-1 attached hereto (together with all appurtenant collateral, the “Park 355 Loan Property”) and a first priority mortgage lien on the approximately 4.5 acre parcel described on Schedule D-2 hereto (together with all appurtenant collateral, the “Argonne Bridge Loan Property”).

(f) Expenses. The Park 355 Seller Group and the Argonne Bridge Land Owner shall each be jointly and severally liable for the payment of all of the costs expenses incurred by Buyer and Land Lender in connection with the Land Loans regardless of whether any Closing occurs or whether the Land Loans are actually made. Buyer will receive a credit at the applicable Closing against the applicable Allocated Purchase Price to cover the Park 355 Seller Group’s and Argonne Bridge Land Owner’s share of such costs and expenses, as may be allocated by the Park 355 Seller Group and the Argonne Bridge Land Owner (and if no such allocation is made, such costs and expenses shall be divided equally between the Park 355 Seller Group and the Argonne Bridge Land Owner).

16.2 Due Diligence. Land Lender’s obligation to make the Land Loans is subject to satisfactory completion of reasonable and customary due diligence by Land Lender, including without limitation, Land Lender’s receipt, review and approval of an ALTA survey, a title insurance commitment, a Phase I Environmental Report, an MAI appraisal, zoning confirmation and other reasonable and customary due diligence materials requested by Land Lender (collectively, the “Land Loan Due Diligence Materials”). Land Lender’s obligation to make the Land Loans is subject each of the Due Diligence Materials being acceptable to Land Lender in its reasonable discretion. If the results of the Due Diligence Materials or the results of Land Lender’s due diligence are otherwise not reasonably acceptable to Land Lender, Land Lender shall not be obligated to make the Land Loans, provided however, Land Lender shall not refuse to make any of the Land Loans based on the appraised value of the applicable Property.

16.3 Land Loan Documentation. Each of the Argonne Bridge Land Owner and the Park 355 Seller Group, Land Lender and Guarantors shall execute such loan agreements, promissory notes, deeds of trusts or mortgages, guarantees, environmental indemnities and other loan documents as reasonably requested by Land Lender and are customary for similar loans, which shall contain reasonable and customary provisions normally contained in commercial loan documentation in Illinois. Each of the Argonne Bridge Land Owner and Park 355 Seller Group shall also deliver to Land Lender a title insurance policy acceptable to Land Lender and such certificates, opinions of counsel and other documents as Land Lender may reasonably require. Each of the Argonne Bridge Land Owner and the Park 355 Seller Group, as applicable, agrees to provide Buyer comments, if any, to the form of the loan documentation for its Land Loan within 10 days after receipt of drafts of such documentation. The form of the loan documentation will be in substantially the same form for both Land Loans.

16.4 Failure of Conditions.

(a) Effect of Failure to Make Land Loan. In the event that Land Lender does not make either Land Loan because of the failure of a condition precedent to Land Lender’s obligation to make such Land Loan, the failure to make such Land Loan shall not affect the obligation of Buyer to purchase any of the Property or of any Seller to sell any of the Property. In the event that Land Lender is obligated to make a Land Loan pursuant to the terms of this Agreement and Land Lender fails to make such Land Loan, Buyer shall be deemed to be in default hereunder.

(b) Effect of Failure to Purchase Property. In the event that Buyer does not purchase the Park 355 Property, neither Buyer nor Land Lender shall be obligated to make the Park 355 Loan. In the event that Buyer does not purchase the Argonne Bridge Property, neither Buyer nor Land Lender shall be obligated to make the Argonne Bridge Loan.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

SELLERS:

ARGONNE BRIDGE, LLC

ARGONNE BRIDGE LAND, LLC (solely for the purposes of agreeing to the provisions of Article XVI)

ARGONNE WATER, LLC

PARK 355, LLC

CROSSROADS BOLINGBROOK, LLC

DIEHL ROAD AURORA, LLC

CHURCH BILTER, LLC,

each, an Illinois limited liability company

By:	/s/ John E Shaffer
Name:	John E. Shaffer
Title:	Authorized member of the Board of Managers of each

RES CROSSROADS BOLINGBROOK, LLC, a Delaware limited liability company

By:	/s/ John E. Shaffer
Name:	John E. Shaffer
Title:	Manager

JES ARGONNE BRIDGE, LLC,

an Illinois limited liability company

JES CHURCH BILTER, LLC,

an Illinois limited liability company

JES DIEHL ROAD AURORA, LLC,

A Delaware limited liability company

JES PARK 355, LLC,

an Illinois limited liability company

By:	/s/ John E. Shaffer
Name:	John E. Shaffer
Title:	Sole member of each

Signature Page (1 of 3)

BRIDGE POINT WOODRIDGE, LLC, an Illinois limited liability company

By:	BLI-Bridge Investments, LLC, an Arizona limited liability company
Its:	Member

	By:	Buckeye Land Investors, LLC, a Delaware limited liability company
	Its:	Member

	By:	Globe Corporation, an Illinois corporation
	Its:	Managing member

	By:	/s/ James R. Rumbaugh
	Name:	James R. Rumbaugh
	Title:	Vice President

By:	Bridge Lemont, LLC, an Illinois limited liability company
Its:	Member

By:	/s/ Ronald Frain
Name:	Ronald Frain
Title:	Member

By:	/s/ Steven Poulos
Name:	Steven Poulos
Title:	Member

RES PARK 355, LLC, an Illinois limited liability company
RES DIEHL ROAD AURORA, LLC, a Delaware limited liability company

By:	/s/ Robert Smietana
Name:	Robert Smietana
Title:	Sole member of each

RES CHURCH BILTER, LLC, an Illinois limited liability company

By:	/s/ Robert Smietana
Name:	Robert Smietana,Trustee under the Restatement of the Robert E. Smietana Trust dated October 1, 1993
Title:	Sole member

Signature Page (2 of 3)

MSP PARK 355, LLC, an Illinois limited liability company MSP DIEHL ROAD AURORA, LLC, A Delaware limited liability company MSP CHURCH BILTER, LLC, an Illinois limited liability company

By:	/s/ Melissa Pielet
Name:	Melissa Pielet, Trustee of the Melissa S. Pielet Revocable Trust
Title:	Sole member of each

SFP PARK 355, LLC,
an Illinois limited liability company

By:	/s/ Steven Poulos
Name:	Steven Poulos
Title:	Manager

BUYER:

IIT ACQUISITIONS LLC, a Delaware limited liability company

By:	IIT Real Estate Holdco LLC, Its Sole Member

By:	Industrial Income Operating Partnership LP, Its Sole Member

By:	Industrial Income Trust Inc., Its General Partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	CFO

Signature Page (3 of 3)

SIGNATURE PAGE

ESCROW AGENT

The undersigned hereby accepts the foregoing Purchase and Sale Agreement and executes this Agreement for the purpose of agreeing to the provisions of Sections 2.2 and Schedule F (and agreeing to act as Escrow Agent in strict accordance with the terms thereof), and hereby establishes May 6, 2011 as the date of opening of escrow and designates NC5484672 as the escrow number assigned to this escrow.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Adriene Taylor
Name:	Adriene Taylor
Title:	Escrow Assistant
Date:	May 6, 2011

Escrow Agent Signature Page

ANNEX A

SELLER/PROPERTY INFORMATION SCHEDULE

Property	Seller	Property Address(es)	Allocated Purchase Price	Applicable Share	Loan Obligation/ Loan Assumption Fee Cap	Deposit	Damage Threshold	Expense Reimbursement Amount	Seller Liability Cap	Seller Knowledge Parties
Bridgepoint Property	Bridge Point Woodridge, LLC	1000 Davey Road 1020 Davey Road Woodridge, IL	$31,250,000.00	30.658%	No	$613,165.00	$750,000.00	$153,291.48	$937,500.00	Ron Frain
Argonne Bridge Property	JES Argonne Bridge, LLC Argonne Bridge, LLC	10330 Argonne Woods Woodridge, IL	$6,389,945.00	6.269%	Yes ; 0.4% of the Loan Obligation	$125,380.00	$500,000.00	$31,345.00	$191,700.00	Robert Smietana
Argonne Water Property	Argonne Water, LLC	10335 Argonne Woods Woodridge, IL	$8,150,000.00	7.996%	No	$159,920.00	$550,000.00	$39,980.00	$244,510.00	Robert Smietana
Park 355 Property	Park 355, LLC JES Park 355, LLC RES Park 355, LLC MSP Park 355, LLC SFP Park 355, LLC	2145 Internationale Woodridge, IL	$18,040,055.00	17.698%	No	$353,965.00	$750,000.00	$88,492.37	$541,200.00	Robert Smietana
Crossroads Property	Crossroads Bolingbrook, LLC RES Crossroads Bolingbrook, LLC	575 W. Crossroads Parkway Bolingbrook, IL	$9,600,000.00	9.418%	Yes; 0.5% of the Loan Obligation	$188,364.00	$600,000.00	$47,091.14	$288,000.00	Robert Smietana
Diehl Property	JES Diehl Road Aurora, LLC RES Diehl Road Aurora, LLC MSP Diehl Road Aurora, LLC Diehl Road Aurora, LLC	2580 Diehl Road Aurora, IL	$5,200,000.00	5.102%	Yes; 0.5% of the Loan Obligation	$102,030.00	$500,000.00	$25,507.70	$156,000.00	Robert Smietana
Aurora Property	JES Church Bilter, LLC RES Church Bilter, LLC MSP Church Bilter, LLC Church Bilter, LLC	1203 Bilter Road 1207 Bilter Road Aurora, IL	$23,300,000.00	22.859%	No	$457,176.00	$750,000.00	$114,294.12	$699,000.00	Robert Smietana

Totals			$101,930,000.00	100.000%		$2,000,000.00		$500,001.81

Seller/Property Information Schedule

SCHEDULE A-1

LEGAL DESCRIPTION OF BRIDGEPOINT PROPERTY

LOT 1, LOT 2, OUTLOT 1, OUTLOT 2 IN BRIDGEPOINT WOODRIDGE SUBDIVISION, BEING A RESUBDIVISION OF LOTS 11, 12, 13 AND 14 IN LEMONT ACRES, BEING A SUBDIVISION OF PART OF THE WEST 1/2 OF SECTION 17 AND PART OF THE SOUTHEAST 1/4 OF SECTION 18, TOWNSHIP 37 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT OF SAID BRIDGEPOINT WOODRIDGE SUBDIVISION, RECORDED AUGUST 29, 2008 AS DOCUMENT R2008-133884, IN DUPAGE COUNTY, ILLINOIS.

Schedule A-1-1

SCHEDULE A-2

LEGAL DESCRIPTION OF ARGONNE BRIDGE PROPERTY

PARCEL 1:

LOT 1 AND OUTLOT A IN AMENDED FINAL PLAT OF SUBDIVISION OF MAPLE POINT BUSINESS PARK, WOODRIDGE, ILLINOIS, BEING A SUBDIVISION OF PART OF THE NORTHWEST QUARTER OF SECTION 17, TOWNSHIP 37 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED AUGUST 27, 2003 AS DOCUMENT R2003-338035, IN DUPAGE COUNTY, ILLINOIS.

PARCEL 2:

EASEMENT FOR THE BENEFIT OF PARCEL 1 FOR INGRESS, EGRESS AND PUBLIC UTILITIES AS RESERVED IN DOCUMENTS R2001-203868, R2001-203869, R2003-338035, AND R2003-338036.

Schedule A-2-1

SCHEDULE A-3

LEGAL DESCRIPTION OF PARK 355 PROPERTY

LOT 1 AND OUTLOT A IN PARK 355 - PHASE 1 A SUBDIVISION OF PART OF THE SOUTHEAST QUARTER OF SECTION 13 AND PART OF THE NORTHEAST QUARTER OF SECTION 24 ALL IN TOWNSHIP 37 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT RECORDED OCTOBER 06, 2006 AS DOCUMENT R2006-168506, IN WILL COUNTY, ILLINOIS.

Schedule A-3-1

SCHEDULE A-4

LEGAL DESCRIPTION OF CROSSROADS PROPERTY

PARCEL 1:

LOT 2, IN NAPER-CROSSINGS PHASE II, BEING A RESUBDIVISION OF LOT 2, IN NAPER-CROSSINGS SUBDIVISION, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 28, TOWNSHIP 37 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED APRIL 12, 1999 AS DOCUMENT NO. R99- 46093, IN WILL COUNTY, ILLINOIS.

PARCEL 2:

EASEMENT FOR THE BENEFIT OF PARCEL 1 AS SHOWN ON THE PLAT OF NAPER-CROSSINGS PHASE II SUBDIVISION RECORDED APRIL 12, 1999 AS DOCUMENT NO. R99-46093 AND AS CREATED BY THE SPECIAL WARRANTY DEED DATED MAY 24, 2001 AND RECORDED AS DOCUMENT NUMBER R2001-67191 FOR INGRESS AND EGRESS OVER A PORTION OF THE NORTHERLY 41 FEET OF LOT 1 IN SAID NAPER-CROSSINGS PHASE II SUBDIVISION, IN WILL COUNTY, ILLINOIS.

PARCEL 3:

EASEMENT FOR THE BENEFIT OF PARCEL 1 AS SHOWN IN EASEMENT AGREEMENT RECORDED JANUARY 5, 1999 AS DOCUMENT NO. R99-0819 AND AS CREATED BY THE SPECIAL WARRANTY DEED DATED MAY 24, 2001 AND RECORDED AS DOCUMENT NUMBER R2001-67191 FOR INGRESS AND EGRESS OVER A PORTION OF LOT 2, IN NAPER-CROSSINGS SUBDIVISION, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 28, TOWNSHIP 37 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN, WILL COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED JUNE 6, 1997, AS DOCUMENT NO. R97- 047259, SAID EASEMENT BEING MORE FULLY SHOWN ON EXHIBIT C OF SAID EASEMENT AGREEMENT, RECORDED AS DOCUMENT NO. R99-0819.

PARCEL 4:

EASEMENT FOR THE BENEFIT OF PARCEL 1 AS SHOWN IN EASEMENT AGREEMENT RECORDED JANUARY 5, 1999 AS DOCUMENT NO. R99-0819 AND AS CREATED BY THE SPECIAL WARRANTY DEED DATED MAY 24, 2001 AND RECORDED AS DOCUMENT NUMBER R2001-67191 FOR STORMWATER DRAINAGE OVER A PORTION OF LOT 2 IN NAPER-CROSSINGS SUBDIVISION, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 28, TOWNSHIP 37 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN, WILL COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED JUNE 6, 1997, AS DOCUMENT NO. R97-047259. SAID EASEMENT BEING MORE FULLY SHOWN ON EXHIBIT D OF SAID EASEMENT AGREEMENT, RECORDED AS DOCUMENT NO. R99-0819.

Schedule A-4-1

SCHEDULE A-5

LEGAL DESCRIPTION OF DIEHL PROPERTY

PARCEL 1:

LOT 2 OF WHITE OAK-BUSINESS PARK 4TH RESUBDIVISION, BEING A PART OF THE SOUTHEAST QUARTER OF SECTION 6 AND PART OF THE NORTHEAST QUARTER OF SECTION 7, TOWNSHIP 38 NORTH, RANGE 9, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT OF RESUBDIVISION RECORDED AUGUST 12, 2002 AS DOCUMENT NUMBER R2002-206884 IN DUPAGE COUNTY, ILLINOIS.

PARCEL 2:

NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF PARCEL 1 AS CREATED BY THE PLAT OF WHITE OAK BUSINESS PARK 4TH RESUBDIVISION RECORDED AUGUST 12, 2002 AS DOCUMENT R2002-206884 FOR INGRESS AND EGRESS OVER THE SOUTHEASTERLY 16.5 FEET OF LOT 1 IN SAID SUBDIVISION.

Schedule A-5-1

SCHEDULE A-6

LEGAL DESCRIPTION OF AURORA PROPERTY

LOTS 2, 3, 4 AND 5 IN DOLAN - LIES RESUBDIVISION, BEING A RESUBDIVISION OF LOTS 2 AND 3 IN DOLAN—LIES SUBDIVISION OF PART OF SECTION 2, TOWNSHIP 38 NORTH, RANGE 8, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT OF SAID RESUBDIVISION RECORDED FEBRUARY 7, 2006 AS DOCUMENT 2006K014402, IN KANE COUNTY, ILLINOIS.

Schedule A-6-1

SCHEDULE A-7

LEGAL DESCRIPTION OF ARGONNE WATER PROPERTY

LOT 2 IN AMENDED FINAL PLAT OF SUBDIVISION OF MAPLE POINT BUSINESS PARK, WOODRIDGE, ILLINOIS BEING A SUBDIVISION OF PART OF THE NORTHWEST QUARTER OF SECTION 17, TOWNSHIP 37, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN DUPAGE COUNTY, ILLINOIS.

Schedule A-7-1

SCHEDULE B

Definitions

“Agreement” has the meaning set forth in the introductory paragraph.

“Alarm Contract” means each Contract affecting a Property under which the applicable vendor provides alarm monitoring services for such Property.

“Allocated Purchase Price” means the portion of the Purchase Price allocated to the applicable Property, as set forth in the Seller/Property Information Schedule.

“Applicable Share” means, a fraction expressed as a percentage, the numerator of which is the applicable Allocated Purchase Price for the applicable Property, and the denominator of which is the Purchase Price. The Applicable Share for each Property is conclusively set forth in the Seller/Property Information Schedule.

“Argonne Bridge Agent” means John E. Shaffer.

“Argonne Bridge Land Owner” means Argonne Bridge Land, LLC, an Illinois limited liability company.

“Argonne Bridge Loan” is defined in Section 16.1.

“Argonne Bridge Loan Property” is defined in Section 16.1(e).

“Argonne Bridge Property” means the Land described on Schedule A-2 and the Real Property, Personal Property, Tenant Leases, Contracts and Intangible Property associated therewith.

“Argonne Bridge Seller Group” means the Seller Group that owns the Argonne Bridge Property.

“Argonne Water Property” means the Land described on Schedule A-7 and the Real Property, Personal Property, Tenant Leases, Contracts and Intangible Property associated therewith.

“Assignment of Leases and Contracts” has the meaning set forth in Section 11.2(c).

“Audit Assistance” has the meaning set forth in Section 15.21.

“Audit Inquiry Letter” has the meaning set forth in Section 15.21.

“Aurora Agent” means John E. Shaffer.

“Aurora Property” means the Land described on Schedule A-6 and the Real Property, Personal Property, Tenant Leases, and Intangible Property associated therewith.

“Aurora Seller Group” means the Seller Group that owns the Aurora Property.

“Bill of Sale” has the meaning set forth in Section 11.2(b).

“Bridgepoint Agent” means Ron Frain.

“Bridgepoint Development Agreement” means that certain Village of Woodridge Improvement Agreement – Bridge Point Business Park, dated as of April 3, 2008, between the Village of Woodridge, Illinois, and Bridge Point Woodridge, LLC, an Illinois limited liability company, as amended.

“Bridge Point Post-Closing Guaranty” is defined in Section 15.4(b)(i).

Schedule B-1

“Bridgepoint Property” means the Land described on Schedule A-1 and the Real Property, Personal Property, Tenant Leases, Contracts and Intangible Property associated therewith.

“Bridgepoint Seller” means Bridge Point Woodridge, LLC, an Illinois limited liability company.

“Broker” has the meaning set forth in Section 15.1.

“Bulk Sales Provision” has the meaning set forth in Section 11.2(l).

“Business Day” means each day of the year other than Saturdays, Sundays, legal holidays and days on which banking institutions are generally authorized or obligated by Law to close in either the State of Colorado or the State of Illinois.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Objection Deadline” has the meaning set forth in Section 5.1(a).

“Buyer Objection Notice” has the meaning set forth in Section 5.1(a).

“CAM Reconciliation” has the meaning set forth in Section 12.1(b)(vi).

“CEI” means Components Express, Inc., an Illinois corporation.

“Closing” has the meaning set forth in Section 11.1.

“Closing Date” has the meaning set forth in Section 11.1.

“Closing Documents” means those documents required to be delivered by any Seller or Buyer at the applicable Closing pursuant to Sections 11.2 and 11.3 or pursuant to or in connection with any other provision of this Agreement.

“Closing Statement” has the meaning set forth in Section 11.2(h).

“Commission” is defined in Section 15.1.

“Components Waiver is defined in Section 8.8.

“Crossroads Agent” means John E. Shaffer.

“Crossroads Property” means the Land described on Schedule A-4 and the Real Property, Personal Property, Tenant Leases, Contracts and Intangible Property associated therewith.

“Crossroads Seller Group” means the Seller Group that owns the Crossroads Property.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Section 15.1.

“Confidentiality Agreement” means that certain Colliers International Principal Confidentiality Agreement and all riders and addenda thereto, executed by Buyer on February 24, 2011.

“Contracts” means, subject to Section 8.2, all right, title and interest of Seller in and to all contracts, agreements or commitments, oral or written, other than the Tenant Leases, binding upon or relating to the Real Property that extend beyond the Closing, to the extent that they are assignable.

Schedule B-2

“Contract List” has the meaning set forth in Article III, paragraph (a).

“Damage Threshold” means the amount set forth in the Seller/Property Information Schedule as to each Property under the column labeled “Damage Threshold.”

“Deed” has the meaning set forth in Section 11.2(a).

“Deposit” has the meaning set forth in Section 2.2(a).

“Diehl Agent” means John E. Shaffer.

“Diehl Property” means the Land described on Schedule A-5 and the Real Property, Personal Property, Tenant Leases, Contracts and Intangible Property associated therewith.

“Diehl Seller Group” means the Seller Group that owns the Diehl Property.

“DOR” has the meaning set forth in Section 11.2(l).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Escrow Agent” means First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attention: John Beckstedt.

“Estoppel Threshold” means Tenant Estoppel Certificates signed by Tenants which cover at least 80% of the leased gross leaseable commercial area of the applicable Property at Closing; provided, however, that such Estoppel Threshold must include Estoppel Certificates signed by all Major Tenants for such Property. The Estoppel Threshold must be met on an individual Property-by-Property basis.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Hazardous Material in, at, on, under, from or about any location, whether or not owned or operated by Seller.

“Environmental Law” means any Law, including requirements under permits, licenses, consents and approvals, relating to pollution or protection of human health or the environment, including those that relate to emissions, discharges, releases or threatened releases, or the generation, manufacturing, processing, distribution, use, treatment, storage, disposal, transport, or handling, of Hazardous Materials.

“Guarantors” is defined in Section 16.1(c).

“Hazardous Materials” means those materials that are regulated by or form the basis of liability under any Environmental Law, including: (a) any substance identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance; (b) any petroleum or petroleum derived substance or waste; (c) any asbestos or asbestos-containing material; (d) any polychlorinated biphenyl (PCB) or PCB-containing or urea-formaldehyde-containing material or fluid; (e) any radioactive material or substance, including radon; (f) any lead or lead based paints or materials; and (g) any mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.

“HSA” is defined in Section 2.2(a).

“Improvements” mean all improvements, structures, parking facilities and fixtures now or hereafter placed, constructed, installed or located on the Land, including and all apparatus, equipment and appliances affixed

Schedule B-3

to and used in connection with the operation or occupancy of the Land (such as heating, air conditioning, and mechanical systems).

“Indemnified Party” has the meaning set forth in Section 15.21.

“Independent Contract Consideration” means the sum of $100.00 as to each Property.

“Inspection Period” has the meaning set forth in Section 4.3.

“Intangible Property” means any and all intangible property, goodwill, rights and privileges owned by Seller and in any way related to, or used in connection with, the ownership, operation, maintenance, use or occupancy of the Real Property (other than the Contracts and Tenant Leases) to the extent that they are assignable, including the Permits, Plans and Records, guaranties, warranties, all escrow accounts and reserves maintained by Seller or any lender or regulatory body in connection with the Loan Obligations (if applicable), websites, e-mail addresses, trade names, trademarks, telephone and facsimile numbers assigned to the Real Property (or the management office therefor) and the names “Maple Point Business Park”, “Park 355” and “Bridgepoint”, as applicable, and all rights, claims and recoveries under insurance policies related to the Real Property or Personal Property.

“Knowledge” means the actual knowledge of the applicable party with no duty of inquiry.

“Land” means the applicable real property described on Schedules A-1 through A-7, together with all reversions, remainders, privileges, easements, rights-of-way, appurtenances, agreements, rights, licenses, tenements and hereditaments appertaining to or otherwise benefiting or used in connection with said real property or the Improvements, together with all of Seller’s right, title and interest in and to any strips and gores of land, streets, alleys, public ways or rights-of-way abutting, adjoining, adjacent, connected or appurtenant to such real property, and together with any and all minerals and mineral rights, oil, gas, and oil and gas rights, other hydrocarbon substances and rights, development rights, air rights, water and water rights, wells, well rights and well permits, water and sewer taps (or their equivalents), and sanitary or storm sewer capacity appertaining to or otherwise benefiting or used in connection with said real property or the Improvements.

“Land Lender” means one or more affiliates of the Buyer that will make the Land Loans.

“Land Loan Due Diligence Materials” is defined in Section 16.2.

“Land Loans” is defined in Section 16.1.

“Laws” means all federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, policy directives, judgments or decrees (including common law), including those of judicial and administrative bodies.

“Lease Renewal” has the meaning set forth in Section 8.1(c).

“Legal Process” is defined in Section 15.19(b).

“Liens” means liens, encumbrances, claims, covenants, conditions, restrictions, easements, rights of way, options, pledges, judgments or other similar matters.

“Litigation Searches” shall mean searches of all presently pending claims, actions, suits, legal proceedings, arbitration or other legal or administrative proceedings, including tax liens, outstanding judgments and bankruptcy, relating to Seller, any Tenant or the Property

“Loan Assumption Fee Cap” means the amount set forth in the Seller/Property Information Schedule as to each Property under the column labeled “Loan Obligation/Loan Assumption Fee Cap.”

Schedule B-4

“Loan Documents” means all documents evidencing or securing a Loan Obligation or otherwise executed by any borrower, guarantor, indemnitor or other party in connection with a Loan Obligation.

“Loan Obligation” means (i) as to the Argonne Bridge Property, that loan evidenced by the Promissory Note, dated May 31, 2007, from Argonne Bridge, LLC and JES Argonne Bridge, LLC to the order of Prudential Mortgage Capital Company, LLC, in the original principal amount of $6,150,000.00, and secured by the Mortgage and Security Agreement, dated May 31, 2007, and recorded in the records of DuPage County, Illinois at file no. R2007-107262, as more particularly described on Exhibit E-1, (ii) as to the Crossroads Property, that loan evidenced by the Promissory Note, dated June 23, 2006, from Crossroads Bolingbrook, LLC and RES Crossroads Bolingbrook, LLC to the order of Wachovia Bank, National Association, in the original principal amount of $6,350,000.00, and secured by the Mortgage, Security Agreement and Fixture Filing dated June 23, 2006, and recorded in the records of Will County, Illinois at file no. R2006106022, as more particularly described on Exhibit E-2, and (iii) as to the Diehl Property, that loan evidenced by the Promissory Note, dated March 9, 2007, from Diehl Road Aurora, LLC, JES Diehl Road Aurora, LLC, RES Diehl Road Aurora, LLC and MSP Diehl Road Aurora, LLC to the order of Wachovia Bank, National Association, in the original principal amount of $4,480,000.00, and secured by the Mortgage, Security Agreement and Fixture Filing, dated March 9, 2007, and recorded in the records of DuPage County, Illinois at file no. R2007-045692, as more particularly described on Exhibit E-3.

“Losses” means all damages, losses, liabilities, claims, actions, interest, penalties, demands, obligations, judgments, expenses or costs (including reasonable attorneys’ fees, charges and disbursements, including those of in-house counsel and appeals, and expert witness fees).

“Major Tenants” means, as to each Property any Tenant leasing 20,000 square feet or more of the applicable Real Property, other than Highway Distribution Systems, Inc.

“Management Agreement” means, as to each Property, the Management Agreement for such Property executed by HSA and Buyer, in the form of Exhibit G attached hereto.

“Material Adverse/Economic Effect” means, in each case as reasonably determined by Buyer, either (a) the cost to cure or remedy the applicable item or matter exceeds $100,000, or (b) such item or matter is likely to result in a diminution of value of the applicable Property in excess of $100,000.

“Material Change” has the meaning set forth in Section 8.3.

“Material Event Termination Notice” has the meaning set forth in Section 8.3.

“Navistar” is defined in Section 12.1(b)(vii).

“Navistar Lease” is defined in Section 12.1(b)(vii).

“New Buyer Objection” has the meaning set forth in Section 5.1(b).

“New Title Document Matter” has the meaning set forth in Section 5.1(b).

“New Lease” has the meaning set forth in Section 8.1(c).

“New Lease Request” has the meaning set forth in Section 8.1(c).

“Notices” has the meaning set forth in Section 15.14.

“Non-Bridge Point Post-Closing Guaranty” is defined in Section 15.4(b)(ii).

“Non-Bridgepoint Properties” means all of the Properties other than the Bridgepoint Property.

Schedule B-5

“Non-Solicitation/ROFO Agreement” has the meaning set forth in Section 11.2(m).

“Official Records” means (i) as to each of the Diehl Property, the Bridgepoint Property, the Argonne Bridge Property, the Argonne Water Property and the Argonne Loan Property, the Dupage County, Illinois Recorder’s Office, (ii) as to the Aurora Property, the Kane County, Illinois Recorder’s Office, and (iii) as to each of the Park 355 Property, the Park 355 Loan Property and the Crossroads Property, the Will County, Illinois Recorder’s Office.

“Operating Expenses” has the meaning set forth in Section 12.1(b)(vi).

“Operating Statements” means the historical operating statements, tenant ledgers, aged receivables/delinquency report, annual expense reconciliation, current budget and variance report, year-end trial balance, and capital expenditure/major repair summary as described on Schedule E and to be delivered by Seller pursuant to Article III.

“Over Collection” has the meaning set forth in Section 12.1(b)(vi).

“Park 355 Agent” means John E. Shaffer.

“Park 355 Loan” is defined in Section 16.1.

“Park 355 Loan Property” is defined in Section 16.1(e).

“Park 355 Property” means the Land described on Schedule A-3 and the Real Property, Personal Property, Tenant Leases, Contracts and Intangible Property associated therewith.

“Park 355 Seller Group” means the Seller Group that owns the Park 355 Property.

“Permits” means all governmental or quasi-governmental permits, agreements, licenses, certificates, authorizations, no further action letters, applications, approvals, entitlements, variances and waivers, including building permits and certificates of occupancy for each building and each leased space, relating to the construction, ownership, development, use, operation, maintenance or repair of the Real Property, to the extent that they are assignable.

“Permitted Exceptions” has the meaning set forth in Section 5.1(a).

“Personal Property” means all tangible personal property, machinery, apparatus, appliances, equipment and supplies currently used in the operation, repair and maintenance of all or any portion of the Land and/or the Improvements (excluding, however, any tangible personal property and fixtures which are owned by Tenants).

“Plans and Records” means, to the extent in Seller’s Possession or Reasonable Control, all reports, studies, Operating Statement, other records, books or documents existing and relating to the ownership, use, operation, construction, repair or maintenance of, or otherwise to, the Real Property or the Loan Obligation, if applicable, including the following: the Loan Documents (if applicable), surveys, maps, plats and street improvement specifications of the Real Property; soil, substratus, environmental, engineering, structural and geological studies, reports and assessments; architectural drawings, as-builts, plans, engineer’s drawings and specifications; appraisals; title reports or policies together with any copies of documents referenced therein; all development-related documents; and booklets, manuals, files, records, correspondence contained in lease files, tenant lists, tenant files, logos, tenant prospect lists, other mailing lists, sales brochures and other materials, and leasing brochures and advertising materials and similar items.

“Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a

Schedule B-6

person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

“Property” means, individually, each of the Aurora Property, the Bridgepoint Property, the Crossroads Property, the Diehl Property, the Argonne Bridge Property, the Argonne Water Property and the Park 355 Property.

“Proration Schedule” has the meaning set forth in Section 12.1.

“Property Deposit” means the portion of the Deposit allocated to the applicable Property, as set forth in the Seller/Property Information Schedule.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means, collectively, the applicable Land and Improvements.

“Remedial Cost” means the cost to cure or remedy any applicable matter or item or the diminution in value of the applicable Property as a result of such item or matter, as reasonably determined by Buyer.

“Rent Roll” means the listing of all Tenant Leases attached in Schedule C, and as updated pursuant to Section 11.2(g).

“Rental Income Threshold” means an amount equal to 7.5% of the gross income for the applicable Property for the preceding twelve months.

“Response Deadline” has the meaning set forth in Section 5.1(a).

“SEC Filings” has the meaning set forth in Section 15.21.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Liability Cap” means the amount set forth in the Seller/Property Information Schedule as to each Seller under the column labeled “Seller Liability Cap.”

“Sellers’ Deliveries” has the meaning set forth in Article III.

“Seller’s Possession or Reasonable Control” means within the possession or reasonable control of Seller or Seller’s affiliates, Seller’s property manager or its affiliates, or Seller’s employees, agents or third party consultants or contractors, including attorneys.

“Seller’s Representations” has the meaning set forth in Article VI.

“Sellers’ Representative” means John E. Shaffer, telephone number: (312) 683-7248, email address: jshaffer@hsacommercial.com.

“Seller Response” has the meaning set forth in Section 5.1(a).

“Survey” has the meaning set forth in Section 5.1(a).

“Survival Period” has the meaning set forth in Section 15.4(b).

“Tenant Deposits” means all security deposits, prepaid rentals, cleaning fees and other fees and deposits, plus any interest accrued thereon, paid by Tenants to Seller relating to the Property.

Schedule B-7

“Tenant Estoppel Certificate” has the meaning set forth in Section 8.5.

“Tenant Leases” means all leases, licenses, tenancies or occupancy arrangements (whether written or oral), and all right, title and interest of Seller as landlord thereunder, affecting any portion of the Real Property, if any, that extend beyond the Closing, and which are identified on the Rent Roll.

“Tenants” means all person or entities leasing, renting or occupying space within the Property pursuant to written or oral agreements.

“Termination Notice” means any notice of termination of this Agreement given by Buyer under Sections 5.1(b), 6.12 or 9.3 of this Agreement.

“Title Commitment” has the meaning set forth in Section 5.1(a).

“Title Company” means First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attention: John Beckstedt.

“Title Documents” means, collectively, the Title Commitment, Survey, Litigation Searches, UCC Searches and Tax Certificates.

“Title Policy” has the meaning set forth in Section 5.3.

“UCC Searches” shall mean searches of all Uniform Commercial Code Statements filed against Seller, any Tenant and/or any of the Personal Property within the state and county in which the Property is located, the state in which the Seller was formed and any other office in which such financing statements are filed.

“Under Collection” has the meaning set forth in Section 12.1(b)(vi).

Schedule B-8

SCHEDULE C

Leases and Leasing Matters

1.	Diehl Property: DuPage County Election Commission lease – leasing commission of $16,348.61 due upon extension of lease.

2.	Park 355 Property: Highway Distribution, Inc. lease – leasing commission of $3,908.82 due upon extension of lease.

3.	Aurora Property: Touch Tunes lease – leasing commission of $17,007.20 due; estimate tenant improvement payment of $7,500.

4.	Bridgepoint Property: Navistar lease – $150,000 tenant improvement allowance previously paid by Seller to be credited pursuant to Section 12.1(b)(vii).

[See Attached for Additional Schedule C Information ]

Schedule C-1

SCHEDULE D-1

LEGAL DESCRIPTION OF PARK 355 LOAN PROPERTY

THAT PART OF THE SOUTHEAST QUARTER OF SECTION 13, AND THE NORTHEAST QUARTER OF SECTION 24, ALL IN TOWNSHIP 37 NORTH, RANGE 10, EAST OF THE THIRD PRINCIPAL MERIDIAN DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF LOT 1 IN PARK 355 - PHASE 1 FINAL PLAT OF SUBDIVISION ACCORDING TO THE PLAT THEREOF RECORDED OCTOBER 06, 2006 AS DOCUMENT NUMBER R2006-168506; THENCE NORTH 55 DEGREES 13 MINUTES 36 SECONDS EAST ALONG THE SOUTH LINE OF THE PARCELS DESCRIBED IN TRUSTEES DEEDS RECORDED MAY 12, 1997 AS DOCUMENT NUMBER R97-039432 AND NOVEMBER 07, 1996 AS DOCUMENT NUMBER R96-100405; SAID SOUTH LINE ALSO BEING THE SOUTH LINE OF INTERNATIONALE PARKWAY, 706.07 FEET TO THE INTERSECTION OF SAID SOUTH LINE AND THE WEST LINE OF I-355 PER PLAT OF HIGHWAYS RECORDED OCTOBER 03, 2008 AS DOCUMENT NUMBER R2008-122613; THENCE SOUTHERLY ALONG SAID WEST LINE FOR THE NEXT (7) COURSES; (1) THENCE SOUTH 00 DEGREES 53 MINUTES 57 SECONDS EAST, 678.81 FEET; (2) THENCE SOUTH 08 DEGREES 56 MINUTES 21 SECONDS WEST 211.10 FEET; (3) THENCE SOUTH 09 DEGREES 34 MINUTES 12 SECONDS WEST, 352.85 FEET; (4) THENCE SOUTH 08 DEGREES 52 MINUTES 21 SECONDS WEST, 129.88 FEET; (5) THENCE SOUTH 06 DEGREES 44 MINUTES 05 SECONDS WEST, 188.66 FEET; (6) THENCE SOUTH 06 DEGREES 32 MINUTES 34 SECONDS WEST, 326.83 FEET TO A POINT ON THE SOUTH LINE OF SAID SECTION 13; (7) THENCE CONTINUING SOUTH 06 DEGREES 32 MINUTES 34 SECONDS WEST, 46.32 FEET TO THE NORTHEAST CORNER OF OUTLOT “A” IN SAID PARK 355 – PHASE 1 FINAL PLAT; THENCE SOUTH 89 DEGREES 33 MINUTES 24 SECONDS WEST, ALONG THE NORTH LINE OF SAID OUTLOT “A”, 366.85 FEET TO THE SOUTHEAST CORNER OF SAID LOT 1; THENCE NORTH 00 DEGREES 26 MINUTES 35 SECONDS WEST, ALONG THE EAST LINE OF SAID LOT 1, A DISTANCE OF 1418.67 FEET; THENCE NORTH 19 DEGREES 34 MINUTES 37 SECONDS WEST, ALONG THE EAST LINE OF SAID LOT 1, A DISTANCE OF 109.46 FEET TO THE POINT OF BEGINNING; IN WILL COUNTY, ILLINOIS.

CONTAINING 835,077 SQUARE FEET OR 19.17 ACRES MORE OR LESS.

[Subject to confirmation by Buyer during Inspection Period]

Schedule D-1-1

SCHEDULE D-2

LEGAL DESCRIPTION OF ARGONNE BRIDGE LOAN PROPERTY

LOT 3, IN AMENDED FINAL PLAT OF SUBDIVISION OF MAPLE POINT BUSINESS PARK, WOODRIDGE, ILLINOIS, BEING A SUBDIVISION OF PART OF THE NORTHWEST QUARTER OF SECTION 17, TOWNSHIP 37 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED AUGUST 27, 2003 AS DOCUMENT R2003-338035, IN DU PAGE COUNTY, ILLINOIS.

Schedule D-2-1

SCHEDULE E

DUE DILIGENCE MATERIALS

Existing Title Policy

CC&R’s/REA’s if applicable

Existing ALTA Survey

Engineering/Property Condition Reports

Geotechnical/Soils Report

Seismic Report, if applicable

Existing Environmental Report(s) - Phase I, Phase II, etc.

As-Built Drawings (Hard copy & electronic)

Architectural Drawings (Hard copy & electronic)

Mechanical, Electrical, Plumbing, Sprinkler/Fire Protection Drawings and Specifications

Certificates of Occupancy and/or Substantial Completion (shell & tenant)

Warranties & Guaranties (HVAC, Roof, Elevator, Other)

Governmental Permits, Notices, Reports, Citations, Compliance / Non-Compliance & Correspondence

Documents from any Governmental authority pertaining to the property

Annual Inspection Reports (elevator, HVAC, roof, fire pump, sprinkler) for last 24 months

Recent Inspection Reports (fire department, building inspections, zoning, if applicable)

Leases, Amendments & Subleases

Rent Commencement Letters

Tenant Correspondence

Summary of any Proposed Leases

List of Personal Property

Tenant Financial Statements

Tenant Contact List

Detailed Rent Roll (including expiration summary, security deposits, options, etc.)

Historical Operating Statements (24 months)

Tenant Ledgers (2007, 2008 & YTD)

Aged Receivables/Delinquency Report

Annual Expense Reconciliation (current and prior year)

Current Budget & Variance Report

Year-end Trial Balance

Capital Expenditure/Major Repair Summary (24 months)

Property Management Agreement

Commission / Leasing Agreements

Service/Maintenance Contracts

Vendor Contact List

Current Year Tax Valuation

Tax Bills (previous two years)

History of Tax Protests, if any (including original and final valuations)

Pending Tax Protests, if any

Seller’s Issuance of Insurance Claims or Letter Stating None

Tenant Insurance Certificates

Lender Closing Binder (loan docs, closing statements, opinions, UCC searches, etc.)

Amortization Schedule

Approved Lender Budgets (original & ytd & variance details)

Cash Management Account Statements

Lender Approval Letters, if applicable

Schedule E-1

Architectural Drawings

List of Agreements of Outstanding TI & Leasing Commissions

List of Details of Contracts or for Future Funding Obligations

Approved Construction Drawings (DDs, CDs)

Approvals, Site Plan, Zoning, Development and Other Agency (Historical, Traffic, etc.)

Permits (grading, foundation, building, etc.)

Building Plan Checks & Associated Drawings

Other information reasonably requested by Buyer

Schedule E-2

SCHEDULE F

ESCROW PROVISIONS AND INSTRUCTIONS

(a) Deposit.

(i) Escrow Agent shall hold the Deposit in escrow in insured money market accounts, certificates of deposit, United States Treasury Bills or such other interest-bearing accounts as Buyer may instruct from time to time until the earlier to occur of (i) a Closing Date, at which time the applicable Property Deposit shall be applied against the applicable Allocated Purchase Price, or (ii) the date on which Title Company is authorized to disburse the applicable Property Deposit as set forth in subsection (ii) below. The tax identification numbers of the parties shall be furnished to Title Company upon request.

(ii) Buyer may, at any time on or before the expiration of the Inspection Period, demand a return of the Deposit and Escrow Agent immediately shall return the Deposit to Buyer, without the necessity of providing any notice to Seller and without waiting 5 Business Days. Further, if Buyer is unable to assume any applicable Loan Obligation as described in Section 9.2(d), then at any time thereafter Buyer may demand the return of the applicable Property Deposit and Escrow Agent immediately shall return such Property Deposit to Buyer. If the Deposit or applicable Property Deposit has not been released earlier in accordance with this subsection (ii), and any Closing does not occur, and either party makes a written demand upon Escrow Agent for payment of the Deposit or applicable Property Deposit, as the case may be, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment on or before the 5th Business Day after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 5 Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties or a final judgment or arbitrators’ decision. However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of a state court in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(b) Closing.

(i) Provided that Escrow Agent shall not have received written notice from Buyer or any Seller of the failure of any condition to a Closing or of the termination of this Agreement, when Buyer and the applicable Seller have deposited into escrow the documents and funds required by this Agreement and Title Company is irrevocably and unconditionally committed to issue a Title Policy effective as of the applicable Closing Date, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

(A) Disburse the applicable Property Deposit as follows:

1. pursuant to the Closing Statement, retain for Escrow Agent’s own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the applicable Title Policy, and disburse to any other persons or entities entitled thereto, as expressly stated on the applicable Closing Statement, the amount of any other closing costs;

2. disburse funds necessary to discharge and release any and all other Liens against the applicable Property (other than the Permitted Exceptions and the applicable Loan Obligation to the extent assumed by Buyer;

3. deliver to the applicable Seller the remaining balance of the applicable Allocated Purchase Price (subject to prorations and adjustments as provided herein); and

4. disburse to Buyer or the applicable Seller, as the case may be, any remaining funds applicable to such Seller’s Property in the possession of Escrow Agent after the above payments have been completed.

Schedule F-1

(B) Cause the applicable Deed and any other documents which Buyer and such Seller mutually may direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and such Seller.

(C) Deliver: (i) to the applicable Seller, (A) one original of each document deposited into escrow (other than the applicable Deed and Non-Foreign Affidavit) and (B) one conformed copy of each document recorded pursuant to the terms hereof; and (ii) to Buyer, (A) one original of each document deposited into escrow (other than the applicable Deed and Non-Foreign Affidavit), (B) the applicable original Non-Foreign Affidavit and (C) one conformed copy of each applicable document recorded pursuant to the terms hereof.

(D) Cause the Title Company to issue and deliver the applicable Title Policy to Buyer.

(E) Cause the applicable original recorded Deed to be delivered to Buyer.

(ii) Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Code, shall file all necessary information reports, returns, and statements regarding the transaction required by the Code including the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify, protect, defend and hold Buyer, each Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Schedule F.

(c) General. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of the provisions of this Schedule F or in gross negligence. Sellers and Buyer jointly and severally shall indemnify, protect, defend and hold Escrow Agent harmless from and against all Losses incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of the provisions of this Schedule F or in gross negligence on the part of the Escrow Agent. The parties shall deliver to Escrow Agent an executed copy of this Agreement, which shall constitute their instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached to this Agreement with respect to the provisions of this Schedule F; provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Buyer and Sellers, and the same shall become fully effective upon execution by Buyer and Sellers, and (ii) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement other than this Schedule F. The parties hereto shall execute such additional escrow instructions (not inconsistent with this Schedule F as determined by counsel for Buyer and Sellers) as Escrow Agent shall deem reasonably necessary for its protection, including Escrow Agent’s general provisions (as may be modified by Buyer, Sellers and Escrow Agent). In the event of any inconsistency between the provisions of this Schedule F and such additional escrow instructions, the provisions of this Schedule F shall govern.

Schedule F-2

SCHEDULE G

APPEALS

None.

Schedule G-1

EXHIBIT A

SPECIAL WARRANTY DEED

After recording return to: Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 Attention: Robert H. Bach, Esq.
(Recorder’s Stamp)

SPECIAL WARRANTY DEED

(Illinois)

THIS SPECIAL WARRANTY DEED is made as of the              day of             , 2011 by [            ], a [            ] (“Grantor”), having an address at c/o [            ], to              a              (“Grantee”), having an address at c/o [            ].

Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the total of which does not exceed One Hundred Dollars ($100.00), receipt whereof is hereby acknowledged, and pursuant to proper authority, hereby grants, bargains, sells, aliens, remises, releases, conveys and confirms unto Grantee, and its successors, heirs and assigns, all right, title and interest of Grantor in the following described property (collectively, the “Property”):

1.	The real property described on Schedule A attached hereto and made a part hereof (the “Land”) together with all improvements located thereon (the “Improvements”);

2.	All and singular the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in any matter appertaining to such Land and/or Improvements, including, any and all mineral rights, development rights, water rights and the like; and

3.	All right, title and interest of Grantor in and to all strips, gores and any land lying the bed of any street, road or alley, open or proposed, adjoining such Land.

TO HAVE AND TO HOLD the Property in fee simple unto Grantee and its successors, heirs and assigns, forever.

AND Grantor hereby covenants with Grantee and its successors, heirs and assigns, that Grantor hereby specially warrants the title to said Property and will defend the same against lawful claims of all persons claiming by, through or under Grantor, but not otherwise, subject to the exceptions listed on Schedule B attached hereto.

Exhibit A-1

IN WITNESS WHEREOF, said Grantor has caused this instrument to be duly executed and delivered by its duly authorized officer, as of the date and year first above written.

GRANTOR:
[ ], a [ ]

By:
Name: Title:

THIS INSTRUMENT WAS PREPARED

BY AND AFTER RECORDING RETURN

TO:

_______________________

_______________________

_______________________

SEND SUBSEQUENT TAX BILLS TO:

_______________________

_______________________

_______________________

Exhibit A-2

ACKNOWLEDGMENT

[Insert form of jurat]

Exhibit A-3

SCHEDULE A

Legal Description

[To be attached]

Exhibit A-4

SCHEDULE B

Permitted Exceptions

Exhibit A-5

EXHIBIT B

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Bill of Sale”) is made this              day of             , 20     by             , a             (“Seller”), in favor of             , a             (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and [Buyer/Buyer’s predecessor-in-interest] entered into that certain Purchase and Sale Agreement dated as of             , 20     (the “Agreement”) with respect to the sale of certain Real Property identified on Schedule A attached hereto and the Improvements located thereon. (Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.)

WHEREAS, pursuant to the Agreement, Seller is obligated to transfer to Buyer the Personal Property, Permits, Plans and Records and Intangible Property [, including all of Seller’s rights, title and interest in and to any and all escrow and reserve accounts maintained by Seller or any lender in connection with the Loan Obligation] (collectively, the “Transferred Property”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely, irrevocably and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Buyer all of the Transferred Property.

Seller hereby covenants that Seller will, at any time and from time to time upon written request therefor, execute and deliver to Buyer, Buyer’s successors, nominees or assigns, such documents as Buyer or they may reasonably request in order to fully assign and transfer to and vest in Buyer or Buyer’s successors, nominees and assigns, and protect Buyer’s or their right, title and interest in and to all of the Transferred Property and rights of Seller intended to be transferred and assigned hereby, or to enable Buyer, Buyer’s successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

This Bill of Sale and the obligations of the parties hereunder shall survive the closing of the transactions referred to in the Agreement, and shall be binding upon and inure to the benefit of Seller and Buyer, their respective legal representatives, successors and assigns.

This Bill of Sale (a) may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument, (b) shall be governed by and construed in accordance with the laws of the State in which the Property is located, and (c) may not be modified or amended except by written agreement signed by both Seller and Buyer.

If any action or proceeding is commenced by either party to enforce its rights under this Bill of Sale, the substantially prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs (including the cost of in-house counsel and appeals), in addition to any other relief awarded by the court.

Nothing in this Bill of Sale alters or amends any covenants, representations, warranties or indemnities set forth in the Agreement, all of which shall be independent of the terms and conditions of this Bill of Sale.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit B-1

IN WITNESS WHEREOF, the parties have executed this Bill of Sale on the day and year first above written.

SELLER:

,
a_______________________________________

By:
Name:
Title:

BUYER:

,
a_______________________________________

By:
Name:
Title:

Exhibit B-2

SCHEDULE A TO EXHIBIT B

REAL PROPERTY

(attached hereto)

Schedule A to Exhibit B-1

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS (this “Assignment”) is made as of             , 2011, by and between             , a             (“Assignor”), and             , a             (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of May 4, 2011 (the “Agreement”), between Assignor and Assignee’s predecessor-in-interest (any term with its initial letter capitalized and not otherwise defined herein having the meaning set forth in the Agreement), Assignee has this date purchased from Assignor certain Real Property identified on Schedule A attached hereto; and

WHEREAS, under the terms and conditions of the Agreement, it was contemplated that Assignor and Assignee would enter into this Assignment.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1. Assignor hereby irrevocably transfers, sets over, conveys and assigns to Assignee the following described property:

(a) All right, title and interest of Seller as landlord under the Tenant Leases which are identified on the rent roll attached hereto as Schedule B (the “Rent Roll”) and all Tenant Deposits made thereunder; and

(b) All right, title and interest of Seller in and to the Contracts which are identified on the contract list attached hereto as Schedule C, to the extent that they are assignable, and have not been excluded pursuant to the terms of the Agreement.

TO HAVE AND TO HOLD all of the foregoing unto the Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained herein.

2. Assignee hereby accepts the foregoing assignment of Tenant Leases (including Tenant Deposits made thereunder) and Contracts from and after the date hereof, and assumes the obligations thereunder first arising from and after the date hereof.

3. Assignor agrees to indemnify, protect, hold harmless and, if requested by Assignee in Assignee’s sole and absolute discretion, defend (with counsel of Assignee’s choosing) Assignee, its successors and assigns, from any and all Losses to the extent arising out of or in connection with the Tenant Leases and Contracts existing or occurring before the Closing.

4. Assignee agrees to indemnify, protect, hold harmless and, if requested by Assignor in Assignor’s sole and absolute discretion, defend (with counsel of Assignor’s choosing)Assignor, its successors and assigns, from any and all Losses to the extent arising out of or in connection with the Tenant Leases and Contracts first existing or occurring after the Closing.

Exhibit C-1

5. This Assignment and the obligations of the parties hereunder shall survive the closing of the transactions referred to in the Agreement, and shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

6. This Assignment (a) may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument, (b) shall be governed by and construed in accordance with the laws of the State in which the Property is located, and (c) may not be modified or amended except by written agreement signed by both parties.

7. Nothing in this Assignment alters or amends any covenants, representations, warranties or indemnities set forth in the Agreement, all of which shall be independent of the terms and conditions of this Assignment.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit C-2

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year first above written.

ASSIGNOR:

,
a_______________________________________

By:
Name:
Title:

ASSIGNEE:

,
a_______________________________________

By:
Name:
Title:

Exhibit C-3

SCHEDULE A TO EXHIBIT C

REAL PROPERTY

(attached hereto)

Schedule A to Exhibit C-1

SCHEDULE B TO EXHIBIT C

RENT ROLL

(attached hereto)

Schedule B to Exhibit C-1

SCHEDULE C TO EXHIBIT C

CONTRACTS

(attached hereto)

Schedule C to Exhibit C-1

EXHIBIT D

Form of Audit Inquiry Letter

___________________

___________________

Re:	[INSERT NAME OF PROPERTY]

Ladies and Gentlemen:

We are writing at your request to provide you with certain information you have requested in connection with the audit of the financial books and records of the above-referenced property that you are conducting on behalf of IIT Acquisition LLC, the prospective buyer of this property. Certain statements in this letter are described as being limited to matters that are “material.” Items are considered “material” if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be significantly and adversely changed or significantly and negatively influenced by the omission or misstatement.

The following statements are made exclusively to you, the auditor of the financial books and records of the above-referenced property, and may not be relied upon by any other party. The provision of these statements and information to you is in no way intended to, nor shall it be deemed or construed to, limit or absolve, in any way, your company’s professional obligations to independently audit the statements and information that has been provided to you and to reach your own conclusions regarding such statements and information.

In connection with your proposed audit of the financial information we have made available to you in connection with the above-referenced property, at your request, we confirm, to our actual knowledge, which is defined to mean to the knowledge of             , without any independent inquiry or investigation, the following:

1. We have made available to you those financial records and related data concerning the above-referenced property which are responsive to the categories of information you have requested, a list of which is attached hereto as Schedule 1.

2. There are no material transactions that have not been reflected in the accounting records underlying the financial statements listed on Schedule 1.

3. We are not aware of any:

a. Irregularities involving any member of management or employees that could have a materially adverse effect on the statement of operating income.

b. Notices of violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

c. Material events that have occurred subsequent to             , 2010 that would require material adjustment to the statement of operating income.

[No Further Text on this Page]

Exhibit D-1

This letter has been executed by the undersigned subject to the terms of Section 15.21 of that certain Purchase and Sale Agreement, dated as of May 4, 2011, between the undersigned and certain other parties, as sellers, and IIT Acquisition LLC, as buyer.

SELLER:

By:

Name:
Title:

Exhibit D-2

EXHIBIT E-1

ARGONNE BRIDGE PROPERTY LOAN OBLIGATION

1.	Promissory Note dated May 31, 2007 from Argonne Bridge, LLC and JES Argonne Bridge, LLC to Prudential Mortgage Capital Company, LLC in the original principal amount of $6,150,000.00.

2.	Mortgage and Security Agreement dated May 31, 2007.

3.	Assignment of Leases and Rents dated May 31, 2007.

4.	Indemnity and Guaranty Agreement dated May 31, 2007 by Melissa S. Pielet, Robert E. Smietana, John E. Shaffer, Ronald T. Frain, Carl M. Manofsky and Timothy J. Luby to Prudential Mortgage Capital Company, LLC.

5.	Hazardous Substances Indemnity Agreement dated May 31, 2007 made by Argonne Bridge, LLC, JES Argonne Bridge, LLC, Melissa S. Pielet, Robert E. Smietana, John E. Shaffer, Ronald T. Frain, Carl M. Manofsky and Timothy J. Luby in favor of Prudential Mortgage Capital Company, LLC.

Exhibit E-1-1

EXHIBIT E-2

CROSSROADS PROPERTY LOAN OBLIGATION

1.	Promissory Note dated June 23, 2006 from Crossroads Bolingbrook, LLC and RES Crossroads Bolingbrook, LLC to Wachovia Bank, National Association, in the original principal amount of $6,350,000.00.

2.	Mortgage, Security Agreement and Fixture Filing dated June 23, 2006.

3.	Assignment of Leases and Rents dated June 23, 2006.

4.	Indemnity and Guaranty Agreement dated June 23, 2006 by Robert E. Smietana in favor of Wachovia Bank, National Association.

5.	Indemnity and Guaranty Agreement dated June 23, 2006 by John E. Shaffer in favor of Wachovia Bank, National Association.

6.	Indemnity and Guaranty Agreement dated June 23, 2006 by Melissa S. Pielet in favor of Wachovia Bank, National Association.

7.	Environmental Indemnity Agreement dated June 23, 2006 by Crossroads Bolingbrook, LLC, RES Crossroads Bolingbrook, LLC, John E. Shaffer, Robert E. Smietana and Melissa S. Pielet in favor of Wachovia Bank, National Association.

Exhibit E-2-1

EXHIBIT E-3

DIEHL PROPERTY LOAN OBLIGATION

1.	Promissory Note dated March 9, 2007 from Diehl Road Aurora, LLC, JES Diehl Road Aurora, LLC, RES Diehl Road Aurora, LLC and MSP Diehl Road Aurora, LLC to Wachovia Bank, National Association in the original principal amount of $4,480,000.00.

2.	Mortgage, Security Agreement and Fixture Filing dated March 9, 2007 from Diehl Road Aurora, LLC, JES Diehl Road Aurora, LLC, RES Diehl Road Aurora, LLC and MSP Diehl Road Aurora, LLC to Wachovia Bank, National Association.

3.	Assignment of Leases and Rents dated March 9, 2007 from Diehl Road Aurora, LLC, JES Diehl Road Aurora, LLC, RES Diehl Road Aurora, LLC and MSP Diehl Road Aurora, LLC to Wachovia Bank, National Association.

4.	Environmental Indemnity Agreement dated March 9, 2007 from Diehl Road Aurora, LLC, JES Diehl Road Aurora, LLC, RES Diehl Road Aurora, LLC, MSP Diehl Road Aurora, LLC, John E. Shaffer, Robert E. Smietana and Melissa S. Pielet, to Wachovia Bank, National Association.

5.	Indemnity and Guaranty Agreement dated March 9, 2007 from Melissa S. Pielet to Wachovia Bank, National Association.

6.	Indemnity and Guaranty Agreement dated March 9, 2007 from John E. Shaffer to Wachovia Bank, National Association.

7.	Indemnity and Guaranty Agreement dated March 9, 2007 from Robert E. Smietana to Wachovia Bank, National Association.

Exhibit E-3-1

EXHIBIT F

FORM TENANT ESTOPPEL CERTIFICATE

ESTOPPEL CERTIFICATE

To:

c/o IIT Acquisitions LLC

518 17th Street, 17th Floor

Denver, Colorado 80202

Attn: General Counsel

                              (“Landlord”) and                              (“Tenant”) are the current landlord and tenant, respectively, under that certain [Lease Agreement] dated                      (as amended, if at all, as set forth on Schedule A, the “Lease”), relating to that certain                      facility located at                      in                     ,              (“Premises”). The undersigned hereby certifies to                                          (“Buyer”) and Lender (as defined below) as follows:

1.	Attached hereto as Schedule A is a full, true and complete list of the documents constituting the Lease, including all modifications, supplements and amendments thereto. The documents listed on Schedule A represent the entire agreement between the parties with respect to the Premises, except as provided herein. The Lease is in full force and effect.

2.	The term of the Lease commenced on , , and, taking into account any previously exercised renewal options, but excluding any unexercised renewal options, will expire on , . Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated Tenant’s leasehold interest. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and Landlord has paid in full all construction allowances and any allowances and inducements due and payable to Tenant.

3.	As of the date of this Estoppel Certificate, to the best knowledge of Tenant, there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either Tenant or Landlord. To the best of Tenant’s knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Landlord.

4.	As of the date hereof, the monthly fixed, minimum or basic rent under the Lease is $ subject to any rent escalations as set forth in the Lease) and has been paid through the month of , 2011.

5.	The current monthly payment for operating expenses (including real property taxes and insurance costs) is $ and has been paid through the month of , 2011. The “base year” for such purposes of determining operating expenses is and equals $ (if applicable).

6.	No rent has been paid more than one (1) month in advance. Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. The amount of the security deposit is $ , and Landlord holds no other funds for Tenant’s account.

7.	Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises other than as a tenant under the Lease.

8.	Tenant has no option, right of first offer or right of first refusal to lease or occupy any other space within the property of which the Premises are a part, except . Tenant has no right

Exhibit F-1

to surrender space back to Landlord except . Tenant has no option to terminate the Lease prior to its stated termination date. Tenant has no right to renew or extend the term(s) of the Lease except .

9.	Tenant has no preferential right to parking spaces or storage area(s) except .

10.	Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession except .

11.	There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

12.	All insurance required of Tenant by the Lease has been provided by Tenant and all premiums paid.

13.	Any guaranty agreement provided in connection with the Lease remains in full force and effect, no amounts are due from guarantor or have been paid by guarantor under such guaranty and there are no existing credits, defenses, offsets or counterclaims which guarantor has against Landlord or tenant which would adversely affect the enforcement of the guaranty by Landlord. A true and correct copy of such guaranty is attached hereto.

This Estoppel Certificate is made to Buyer in connection with the prospective purchase by Buyer or Buyer’s assignee, of the property of which the Premises is a part. This Estoppel Certificate may be relied on by Buyer, and any other party who acquires an interest in the Premises in connection with such purchase and any person or entity which may finance such purchase (each, a “Lender”, including any successors and assigns).

[signature page follows]

Exhibit F-2

Dated this                      day of                     , 2011.

“TENANT”

By:
Name:
Its:

The undersigned hereby acknowledges and agrees to the foregoing Estoppel Certificate.

“GUARANTOR” (if any)

By:
Name:
Its:

Exhibit F-3

SCHEDULE A TO EXHIBIT F

List of Lease Documents

Exhibit F-4

EXHIBIT G

FORM OF MANAGEMENT AGREEMENT

(See Attached)

Exhibit G-1